Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

MERIT MANAGEMENT PARTNERS I, L.P., MERIT MANAGEMENT PARTNERS II, L.P., MERIT MANAGEMENT PARTNERS III, L.P., MERIT ENERGY PARTNERS III, L.P., MERIT ENERGY PARTNERS D-III, L.P., MERIT ENERGY PARTNERS E-III, L.P. and MERIT ENERGY PARTNERS F-III, L.P.

AS SELLER

AND

LINN ENERGY HOLDINGS, LLC

AS PURCHASER

Executed on November 25, 2009

Page ii

Page iii

Page iv

Page v

EXHIBITS

Exhibit “A”	Leases
Exhibit “A-1”	Wells and Units
Exhibit “B”	Form of Assignment, Conveyance and Bill of Sale
Exhibit “C”	Form of Title Indemnity Agreement
Exhibit “D”	Form of Transition Services Agreement
Exhibit “E”	Certificate of Non-Foreign Status

SCHEDULES

Schedule 1.2(d)	Contracts
Schedule 1.2(e)	Easements
Schedule 1.2(k)	Vehicles and Vessels
Schedule 1.2(l)	Geologic Data
Schedule 1.3(e)	Excluded Assets
Schedule 3.3(m)	Permitted Encumbrances
Schedule 3.4(a)	Allocated Values
Schedule 5.7	Litigation
Schedule 5.8	Taxes and Assessments
Schedule 5.9	Compliance with Laws
Schedule 5.10	Contracts
Schedule 5.11	Hydrocarbon Production Payments
Schedule 5.12	Governmental Authorizations
Schedule 5.15	Outstanding Capital Commitments
Schedule 5.16	Imbalances
Schedule 5.20	Abandoned Wells
Schedule 5.21	Seller Affiliate Obligations
Schedule 7.6	Operation of Business
Schedule 7.7	Preference Rights and Transfer Requirements
Schedule 7.14	Bonds Required

Page vi

DEFINITIONS

“Adjustment Period” means the period between the Effective Time and the Closing Date.

“Adjusted Purchase Price” shall mean the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.

“AFE” means authority for expenditure.

“Affected Well” has the meaning set forth in Section 3.4(g)(v).

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person.  The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.  No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreed Interest Rate” means the rate of interest published in the Wall Street Journal from time to time, as the one month London Interbank Offered Rate (LIBOR) plus 75 basis points, with adjustments in that rate to be made on the same day as any change in that rate.

“Agreement” means this Purchase and Sale Agreement.

“Allocated Value” has the meaning set forth in Section 3.4(a).

“Applicable Contracts” means all Contracts by which the Properties and other Assets are bound or that primarily relate to the Properties or other Assets and (in each case) that will be binding on the Assets or Purchaser after the Closing, including, without limitation; farmin and farmout agreements; bottomhole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; crossing agreements; letters of no objection; platform use agreements; production handling agreements; and other similar contracts and agreements, of Seller and primarily related to the Properties or other Assets, but exclusive of any master service agreements.

“Assessment” has the meaning set forth in Section 4.1(b).

“Assets” has the meaning set forth in Section 1.2.

“Assumed Seller Obligations” has the meaning set forth in Section 11.1.

Page vii

“Bond” has the meaning set forth in Section 7.10(a).

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Business Employees” means those full time and part time employees (hourly and salaried) of Seller as identified by Seller at least fifteen (15) Business Days prior to the Closing Date.

“Claim” or “Claims” means any demand, claim or notice sent or given by a Person to another Person in which the former asserts that it has suffered a Loss or has become party to a Proceeding that is the responsibility of the latter Person.

“Claim Notice” has the meaning set forth in Section 11.3(b).

“Closing” has the meaning set forth in Section 9.1(a).

“Closing Date” has the meaning set forth in Section 9.1(b).

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Closing Statements” means the Preliminary Closing Statement and the Final Closing Statement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 4.1(g).

“Contracts” has the meaning set forth in Section 1.2(d).

“Conveyances” has the meaning set forth in Section 3.1(b).

“Cure Period” has the meaning set forth in Section 3.4(b).

“Customary Post-Closing Consents” means the consents and approvals for the assignment of the Assets to Purchaser that are customarily obtained after the assignment of properties similar to the Assets.

“Defective Support Property” has the meaning set forth in Section 3.4(g)(v).

“Defensible Title” has the meaning set forth in Section 3.2.

“Deposit” has the meaning set forth in Section 2.4.

“DOJ” shall mean the Department of Justice.

 “Easements” has the meaning set forth in Section 1.2(e).

“Effective Time” has the meaning set forth in Section 1.4(a).

“Environmental Claim Date” has the meaning set forth in Section 4.3.

Page viii

“Environmental Defect” has the meaning set forth in Section 4.3.

“Environmental Defect Amount” has the meaning set forth in Section 4.3.

“Environmental Defect Deductible” has the meaning set forth in Section 4.3.

Environmental Defect Notice” has the meaning set forth in Section 4.3.

“Environmental Laws” means, as the same may have been amended, superseded or replaced, any federal, state or local statute, law, regulation, ordinance, rule, order or decree including any rule of common law, relating to (i) the control of any potential pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of waste materials, or (iii) the regulation of or exposure to Hazardous Materials alleged to be harmful, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.  The term “Environmental Laws” includes all judicial and administrative decisions, orders, directives, and decrees issued by a Governmental Body pursuant to the foregoing.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to, on or after the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any exposure to Hazardous Materials, any violation of, or any remediation or obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to, on or after the Effective Time.

“Equipment” has the meaning set forth in Section 1.2(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 1.3.

Page ix

“Excluded Seller Obligations” has the meaning set forth in Section 11.1.

“Final Closing Statement” has the meaning set forth in Section 9.4(b).

“Final Determination” means, with respect to any Taxes, (i) the expiration of the statute of limitations on both assessments and refunds of such Taxes, or (ii) the final settlement of Taxes through agreement of the parties or by an administrative or judicial decision from which no appeal can be taken or for which the time for taking any such appeal has expired.

“FTC” shall mean the Federal Trade Commission.

“Fundamental Representations” has the meaning set forth in Section 11.2(a).

“Geologic Data” means all (i) seismic, geological, geochemical or geophysical data (including cores and other physical samples of materials from wells or tests) belonging to Seller or licensed from third parties relating to the Properties that can be transferred without additional consideration to such third parties (or including such licensed data in the event Purchaser agrees to pay such additional consideration), and (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to Seller or licensed from third parties that can be transferred without additional consideration to such third parties (or including such licensed data in the event Purchaser agrees to pay such additional consideration).

“Governmental Authorizations” has the meaning set forth in Section 5.12.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Material” means (i) any “hazardous substance,” as defined by CERCLA, (ii) any “hazardous waste” or “solid waste,” in either case as defined by RCRA, and any analogous state statutes, and any regulations promulgated thereunder, (iii) any solid,  hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Laws, (iv) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof, (v) any regulated asbestos-containing materials in any form or condition, (vi) any regulated polychlorinated biphenyls in any form or condition, and (vii) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976.

“Hydrocarbons” means oil, gas, casinghead gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.

“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets,

Page x

regardless of whether such over-production, under-production, over-delivery under-delivery or similar imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Indemnity Agreement” has the meaning set forth in Section 3.4(d)(ii).

“Independent Expert” has the meaning set forth in Section 4.3.

“Individual Benefit Threshold” has the meaning set forth in Section 3.4(j).

“Individual Environmental Threshold” has the meaning set forth in Section 4.3.

“Individual Title Threshold” has the meaning set forth in Section 3.4(g).

“Invasive Activity” has the meaning set forth in Section 4.1(b).

“Lands” has the meaning set forth in Section 1.2(a).

“Laws” means all statutes, laws, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 1.2(a).

“Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses incurred in investigating and preparing for or in connection with any Proceeding).

“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.

“Material Adverse Effect” means any effect that is material and adverse to the ownership, operation or value of the Assets, taken as a whole, and as currently operated; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon exploration,

Page xi

production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), and (iv) any effect resulting from a change in Laws or regulatory policies.

“Material Environmental Defect” means an uncured Environmental Defect that exceeds the Individual Environmental Threshold.

“Material Title Benefit” means a Title Benefit that exceeds the Individual Benefit Threshold.

“Material Title Defect” means an uncured Title Defect that exceeds the Individual Title Threshold.

“Net Revenue Interest” has the meaning set forth in Section 3.2(a).

“NORM” means naturally occurring radioactive material.

“Notice Period” has the meaning set forth in Section 11.5(a).

“P&A Obligations” has the meaning set forth in Section 7.16.

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Pipelines” has the meaning set forth in Section 1.2(g).

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Preference Property” has the meaning set forth in Section 7.7(b).

“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Preliminary Closing Statement” has the meaning set forth in Section 9.4(a).

“Proceeding” has the meaning set forth in Section 5.7.

“Properties” has the meaning set forth in Section 1.2(c).

“Property Costs” has the meaning set forth in Section 1.4(b).

“Property Taxes” means ad valorem taxes, real property taxes, personal property taxes and similar obligations.

Page xii

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Indemnified Persons” has the meaning set forth in Section 11.3.

“Purchaser’s Representatives” has the meaning set forth in Section 4.1(a).

“Records” has the meaning set forth in Section 1.2(j).

“REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF THE SELLER INDEMNIFIED PERSONS; AND/OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF PURCHASER’S PROPERTY OR SELLER’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES AND/OR THIRD PARTIES; AND/OR

THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OF A PARTY WHETHER CHARTERED, OWNED, OR PROVIDED BY THE PURCHASER INDEMNIFIED PERSONS, SELLER INDEMNIFIED PERSONS, INVITEES AND/OR THIRD PARTIES.

“Retained Asset” has the meaning set forth in Section 7.7(c).

“Retained Employee Liabilities” shall mean any liabilities of Seller or any of its Affiliates (i) to employees of Seller or any of its Affiliates arising under the Worker Adjustment and Retraining Notification Act of 1988, as amended (or similar state or local law), as a result of actions taken by Seller or any of its Affiliates on or prior to the Closing, (ii) arising out of claims by or on behalf of employees of Seller or any of its Affiliates with respect to events that occur on or prior to the Closing and that relate to their employment with, or the terminations of their employment from, Seller, (iii) with respect to employees of Seller or any of its Affiliates arising under any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or has been sponsored by, contributed to, or maintained by, Seller or any of its Affiliates, or (iv) arising under ERISA for which Purchaser may have any liability under ERISA solely as a result of the consummation of the transaction contemplated by this Agreement.

“Security Replacements” has the meaning set forth in Section 7.14.

“Seller Operated Assets” shall mean Assets operated by Seller.

Page xiii

“Straddle Period” means any Tax period beginning on or before and ending after the Effective Date.

“Tax Proceeding” shall mean any audit, litigation or other proceeding.

“Tax Return” shall mean any return, declaration or report relating to Taxes due, any information return with respect to Taxes, or other similar report, statement, declaration or document required to be filed under the Code or other Laws in respect of Taxes, any amendment to any of the foregoing, any claim for refund of Taxes paid, and any attachments, amendments or supplements to any of the foregoing.

“Taxes” shall mean any federal, state, county, local, or foreign tax (including Transfer Taxes), charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, margin, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Body, including any estimated payments relating thereto, any interest, penalties, and additions imposed thereon or with respect thereto, whether disputed or not, and including liability for taxes of another person under Treas. Reg. Section 1.1502-6 or similar provision of state, local or foreign law, or as a transferee, indemnitor, or successor, by contract or otherwise.

“Taxing Authority” shall mean any Governmental Body having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Title Arbitrator” has the meaning set forth in Section 3.4(f).

“Title Benefit Deductible” has the meaning set forth in Section 3.4(j).

“Title Claim Date” has the meaning set forth in Section 3.4(a).

“Title Defect” has the meaning set forth in Section 3.2.

“Title Defect Amount” has the meaning set forth in Section 3.4(c)(i).

“Title Defect Deductible” has the meaning set forth in Section 3.4(g).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Transferred Employee” has the meaning set forth in Section 7.18(b).

“Transition Services Agreement” has the meaning set forth in Section 9.2(e).

Page xiv

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein; provided, however, that “Transfer Requirement” shall not include any consent of, notice to, filing with, or other action by any Governmental Body in connection with the sale or conveyance of oil and/or gas leases or interests therein or Easements or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Easements or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Units” has the meaning set forth in Section 1.2(c).

“Wells” has the meaning set forth in Section 1.2(b).

Page xv

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is executed on November 25, 2009, by and between Merit Management Partners I, L.P., Merit Management Partners II, L.P., Merit Management Partners III, L.P., Merit Energy Partners III, L.P., Merit Energy Partners D-III, L.P., Merit Energy Partners E-III, L.P., Merit Energy Partners F-III, L.P. (collectively, “Seller”), and Linn Energy Holdings, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A.          Seller owns various oil and gas properties, either of record or beneficially, more fully described in the exhibits hereto.

B.           Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the properties and rights of Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.

C.           Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the preceding Definitions Section hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.1                      Purchase and Sale.

At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets and to assume the obligations attributable to the Assets (including, without limitation the Assumed Seller Obligations).

Section 1.2                      Assets.

As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (but excluding the Excluded Assets):

(a)           All of (i) the oil and gas leases; subleases and other leaseholds; net profits interests; carried interests; farmout rights; options; and other properties and interests described on Exhibit A (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Seller has in and to the lands covered by the Leases or the lands currently pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b)           All oil, gas, water, disposal or injection wells located on the Lands, whether producing, shut-in, or abandoned, including the wells shown on Exhibit A-1, whether producing, shut-in, or temporarily abandoned (even to the extent not located on the Lands) (collectively, the “Wells”);

(c)           All interest of Seller derived from the Leases in or to any pools or units which include any Lands or all or a part of any Leases or include any Wells, including those pools or units shown on Exhibit A-1 (the “Units”; the Units, together with the Leases, Lands and Wells, being hereinafter referred to as the “Properties”), and including all interest of Seller derived from the Leases in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(d)           All contracts, agreements and instruments by which the Properties are bound, or that relate to or are otherwise applicable to the Properties, only to the extent applicable to the Properties rather than Seller’s other properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Properties or the production of Hydrocarbons produced in association therewith from the Properties, including those identified on Schedule 1.2(d) (hereinafter collectively referred to as “Contracts”), but excluding any master service agreements and any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7 and provided that “Contracts” shall not include the instruments constituting the Leases;

(e)           All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Easements”) appurtenant to, and used or held for use in connection with the Properties (including those identified on Schedule 1.2(e)), but excluding any permits and other rights to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7;

(f)           All equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties owned by Seller and used or held for use primarily in connection with the operation of the Properties (other than vehicles or vessels which are addressed specifically by Section 1.2(k)) (collectively, “Equipment”);

(g)           All flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, in connection with the operation of the Properties (“Pipelines” and, together with the Equipment and Wells, “Personal Property”);

(h)           All Hydrocarbons produced from or attributable to the Leases, Lands, and Wells from and after the Effective Time;

45870756.5

2 of 55

(i)           All Imbalances;

(j)           All lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; interpretive data, technical evaluations and technical outputs; and other books, records, data, files, and accounting records, in each case to the extent related to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not satisfied pursuant to Section 7.7, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Seller’s or any of its Affiliates’ legal counsel (other than title opinions), (iv) reserve studies and evaluations, and (v) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); provided, however, that Seller may retain the originals of such Records as Seller has reasonably determined may be required for existing litigation, tax, accounting, and auditing purposes;

(k)           Those vehicles and vessels specifically listed on Schedule 1.2(k); and

(l)           All Geological Data specifically listed on Schedule 1.2(l).

Section 1.3                      Excluded Assets.

Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”):

(a)           all corporate, partnership, limited liability company, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and those records retained by Seller pursuant to Section 1.2(j) and copies of any other Records retained by Seller pursuant to Section 1.5;

(b)           All reserve estimates, economic estimates, and, to the extent excluded from Section 1.2(i), all logs, interpretive data, technical evaluations and technical outputs;

(c)           all rights to any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time;

(d)           Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(e)           those items listed in Schedule 1.3(e);

45870756.5

3 of 55

(f)           all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(g)           all claims and causes of action (including any claims for insurance proceeds) arising from acts, omissions or events or damage to or destruction of property with respect to all periods prior to the Effective Time;

(h)           except to the extent specifically provided in Section 1.2(k), all right, title and interest of Seller in and to vehicles or vessels used in connection with the Assets;

(i)           all rights, titles, claims and interests of Seller or any Affiliate of Seller (i) to or under any policy or agreement of insurance or any insurance proceeds; except to the extent provided in Section 3.5, and (ii) to or under any bond or bond proceeds;

(j)           any patent, patent application, logo, service mark, copyright, trade name, trademark or other intellectual property of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(k)           all personal computers and associated peripherals and all radio and telephone equipment;

(l)           all proprietary and other computer software;

(m)           all documents and instruments of Seller that may be protected by an attorney-client privilege other than with respect to title opinions;

(n)           except to the extent specifically provided in Section 1.2(l), all Geologic Data; and

(o)           any offices, office leases or personal property that are not directly related to the Assets.

Section 1.4                      Effective Time; Proration of Costs and Revenues.

(a)           Subject to Section 1.5, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but for purposes of the adjustments made to the Closing Statements certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 A.M., local time, on November 1, 2009 (the “Effective Time”), as described below.

(b)            “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards, as applicable. “Property Costs” means all costs attributable to the ownership and operation of the Assets (including without limitation costs of insurance relating specifically to the Assets, royalties and overriding royalties payable on account of production from the Assets, Property Taxes, and severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable,

45870756.5

4 of 55

in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, by unaffiliated third parties and, with respect to Assets operated by Seller, $250,000 per month (pro rated for any partial months as applicable), but excluding without limitation liabilities, losses, costs, and expenses attributable to (i) claims for personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells or dismantle, abandon and salvage facilities, (iii) obligations to remediate any contamination of groundwater, surface water, soil, Equipment or Pipelines under applicable Environmental Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (v) gas balancing obligations and (vi) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, all of which are addressed in Article 11 or elsewhere in this Agreement.  Determination of whether Property Costs are attributable to the period before or after the Effective Time for purposes of the adjustments in the Closing Statements shall be based on when services are rendered, when the goods are delivered, or when the work is performed.  For clarification, the date an item or work is ordered is not the date of a transaction for settlement purposes in the Closing Statements, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date.  For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available. Seller shall provide to Purchaser, no later than three (3) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 hereof that will be used to determine the Closing Payment for purposes of the Preliminary Closing Statement (as defined in Section 9.4(a)).

(c)           Property Taxes with respect to the Assets, right-of-way fees with respect to the Assets, insurance premiums with respect to the Assets and any other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time.   Except as otherwise provided in this Agreement (including, without limitation Article 11), Seller is responsible for all Taxes, right-of-way fees, insurance premiums and the Property Costs allocable to the period falling before the Effective Time and  Purchaser is responsible for all Taxes, right-of-way fees, insurance premiums and the Property Costs allocable to the period falling at or after the Effective Time..

Section 1.5                      Delivery and Maintenance of Records.

Seller, at Purchaser’s sole cost and expense, shall deliver the Records to Purchaser within sixty (60) days following Closing; provided, however, that Seller shall be entitled to retain those original Records necessary to comply with its obligations under any Transition Services

45870756.5

5 of 55

Agreement (if applicable) for so long as is reasonably necessary to comply with its obligations thereunder and Seller, at Purchaser’s sole expense, shall provide Purchaser with copies of any such original Records retained by Seller as soon as reasonably practicable.  Other than any original Records retained by Seller pursuant to Section 1.2(i), Purchaser shall be entitled to all original Records maintained by Seller.  Seller shall be entitled to keep a copy or copies of all Records; provided, however, that Seller shall not sell or otherwise allow third parties to review, copy or otherwise use (for any purpose) any Records retained by Seller for their own account.  Purchaser shall preserve the Records for a period of seven (7) years following the Closing and will allow Seller and its representatives, consultants and advisors reasonable access, during normal business hours and upon reasonable notice, to the Records for any legitimate business reason of Seller, including in order for Seller to comply with a Tax or other legally required reporting obligation or Tax or legal dispute; provided, however, that Purchaser shall not be required to grant access to Seller or any of its representatives, consultants or advisors, to any Records that are subject to an attorney/client or attorney work product privilege or that would cause Purchaser to violate any obligation to any third party or breach any restriction legally binding on Purchaser.  Any such access shall be at the sole cost and expense of Seller.  Unless otherwise consented to in writing by Seller, for a period of seven (7) years following the Closing Date, Purchaser shall not and shall cause its Affiliates not to, destroy, alter or otherwise dispose of the Records, or any portions thereof, without first giving at least thirty (30) days prior written notice to Seller and offering to surrender to Seller the Records or such portions thereof.

ARTICLE 2
PURCHASE PRICE

Section 2.1                      Purchase Price.

The purchase price for the Assets (the “Purchase Price”) shall be One Hundred Fifty Four Million Five Hundred Thousand Dollars ($154,500,000) payable in United States currency by wire transfer in same day funds as and when provided in this Agreement and as adjusted as provided in Section 2.2.

Section 2.2                      Adjustments to Purchase Price.

For purposes of the Closing Statements, the Purchase Price for the Assets shall be adjusted as follows (with such adjustments being made so as not to give any duplicative effect) with all such amounts being determined in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards:

(a)           Reduced by the aggregate amount of the following proceeds actually received by Seller: (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of Hydrocarbon production, gathering, processing and transportation costs and any Hydrocarbon production, severance, sales or excise Taxes not reimbursed to Seller by the purchaser of Hydrocarbon production) produced from or attributable to the Properties during the period between the Effective Time and the date the Final Closing Statement is executed by Seller and Purchaser, and (ii) other proceeds earned with respect to the

45870756.5

6 of 55

Assets during the period between the Effective Time and the date the Final Closing Statement is executed by Seller and Purchaser;

(b)           Increased by the aggregate amount of the following proceeds actually received by Purchaser: (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of Hydrocarbon production, gathering, processing and transportation costs and any Hydrocarbon production, severance, sales or excise Taxes not reimbursed to Purchaser by the purchaser of of Hydrocarbon production) produced from or attributable to the Properties for periods prior to the Effective Time, and (ii) other proceeds earned with respect to the Assets for periods prior to the Effective Time;

(c)           Reduced to the extent provided in Section 7.7 with respect to Preference Rights and Retained Assets;

(d)           (i) If Seller makes the election under Section 3.4(d)(i) (or if Section 3.4(d)(i) is otherwise implicated by reason of Section 3.4(d)(iv)) with respect to a Material Title Defect, subject to the Title Defect Deductible, reduced by the Title Defect Amount with respect to such Material Title Defect for which the Title Defect Amount has been determined and (ii) subject to the Title Benefit Deductible, increased by the Title Benefit Amount with respect to each Material Title Benefit for which the Title Benefit Amount has been determined;

(e)           Subject to the Environmental Defect Deductible, reduced by the Environmental Defect Amount with respect to each Material Environmental Defect if the Environmental Defect Amount has been determined;

(f)           Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets which are actually paid by Seller and incurred by Seller (including any overhead costs under Section 1.4 deemed charged to the Assets with respect to the Adjustment Period even though not actually paid), except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a);

(g)           Reduced to the extent provided in Section 3.4(d)(iii) for any Properties excluded from the Assets pursuant to Section 3.4(d)(iii);

(h)           Increased or reduced as agreed upon in writing by Seller and Purchaser;

(i)           Increased by the value of the amount of merchantable Hydrocarbons stored in tanks and pipelines attributable to the ownership and operation of the Assets that belong to Seller as of the Effective Time (which value shall be computed at the applicable third-party contract prices for the month of November 2009 for such stored Hydrocarbons); and

(j)           Reduced by the actual net aggregate Imbalances, if any, owed by Seller to third-parties, as of the Effective Time or increased by the actual net aggregate Imbalances, if any, owed by third parties to Seller as of the Effective Time, in each case multiplied by a price of $4.47 per MMBtu.

Each adjustment made pursuant to Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement to Hydrocarbon production from or attributable to the

45870756.5

7 of 55

Properties during the Adjustment Periods, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, Purchaser shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(f) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and as such, notwithstanding anything in this Agreement to the contrary, Purchaser shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.

Section 2.3                      Deposit.

On or before 5:00 p.m. CST on November 27, Purchaser shall have paid to Seller an earnest money deposit in an amount equal to ten percent (10%) of the Purchase Price (the “Deposit”).  The Deposit shall be non-interest bearing and applied against the Purchase Price if the Closing occurs or shall be otherwise distributed in accordance with the terms of this Agreement.

Section 2.4                      Allocation of Purchase Price.

On or before December 31, 2010, Seller shall prepare and deliver to Purchaser a proposed allocation of the Final Purchase Price among each of the Assets, consistent with the principles of Section 1060 of the Code and the Treasury Regulations thereunder.  Seller shall afford Purchaser and its representatives the opportunity to review such proposed allocation.  Each party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto.  After completion of its review of the proposed allocation prepared and delivered by Seller and if Purchaser is in agreement with the proposed allocation of the Final Purchase Price prepared by Seller, Purchaser and Seller shall use the allocated values as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594, if required, or any similar statement of such allocation that may be required.  After completion of its review of the proposed allocation prepared and delivered by Seller, if Purchaser disagrees with the proposed allocation of the Final Purchase Price prepared by Seller, Purchaser and Seller shall work together in good faith to resolve any disagreed items.  If Purchaser and Seller are not able to resolve all disagreed items, the parties will agree to proceed as if the Agreement were silent with respect to an allocation of the Final Purchase Price among each of the Assets.
.

ARTICLE 3
TITLE MATTERS

Section 3.1                      Seller’s Title.

(a)           Except for the special warranty of title referenced in Section 3.1(b) and without limiting Purchaser’s right to adjust the Purchase Price by operation of this Article 3, Seller

45870756.5

8 of 55

makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Purchaser hereby acknowledges and agrees that the sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 3.4(d) and (ii) after Closing, shall be pursuant to the special warranty of title referenced in Section 3.1(b).

(b)           The conveyance covering the Assets to be delivered by Seller to Purchaser shall be substantially in the form of Exhibits B (the “Conveyance”).  The Conveyance shall contain a special warranty of Defensible Title by, through and under Seller and its Affiliates, but not otherwise, to the Units, and Wells shown on Exhibit A-1, subject to the Permitted Encumbrances, but shall otherwise be without warranty of title of any kind, express, implied or statutory or otherwise.

(c)           Purchaser shall not be entitled to protection under Seller’s special warranty of title in the Conveyance against any Title Defect reported by Purchaser under Section 3.4(a).

(d)           Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 3 results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Article 5, then Purchaser shall only be entitled to assert such matter before Closing as a Title Defect to the extent permitted by this Article 3, and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty other than the special warranty of title referenced in Section 3.1(b).

Section 3.2                      Definition of Defensible Title.

As used in this Agreement, the term “Defensible Title” means the title of Seller with respect to the Units, Wells or other Assets shown in Exhibit A-1 that, except for and subject to Permitted Encumbrances:

(a)           Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Unit, Well or other Asset shown in Exhibit A-1 throughout the duration of the productive life of such Unit, Well or other Asset (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibit A-1 for such Unit, Well or other Asset, except (solely to the extent that such actions do not cause a breach of Seller’s covenants under Section 7.6) for decreases in connection with those operations in which Seller may from and after the Effective Time become a non-consenting co-owner, decreases resulting from the establishment or amendment from and after the Effective Time of pools or units, decreases in connection with any payouts of non-consent penalties as reflected in Exhibit A-1, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, and except as stated in such Exhibit A-1;

(b)           Obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, (i) any Unit, Well or other Asset shown in Exhibit A-1 not greater than the “working interest” shown in Exhibit A-1 for such Unit, Well or other Asset without increase throughout the productive life of such Unit, Well or

45870756.5

9 of 55

other Asset, except as stated in Exhibit A-1 and except for increases resulting from contribution requirements with respect to non-consenting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; and

(c)           Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects (other than Permitted Encumbrances).

(d)           As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or working interest) that causes Seller not to have Defensible Title in and to the Units, Wells or other Assets shown on Exhibit A-1 as of the Effective Time and the Closing. As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller in any Unit, Well or other Asset shown on Exhibit A-1, without causing a greater than proportionate increase in Seller’s working interest above that shown in Exhibit A-1 as of the Effective Time. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i)	defects based solely on (1) lack of information in Seller’s files, or (2) references to a document(s) if such document(s) is not in Seller’s files;

(ii)
defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative evidence that the action was not authorized and results in another Person’s superior claim of title to the relevant Asset;

(iii)
defects based on failure to record Leases issued by any state or federal Governmental Body, or any assignments of such Leases, in the real property, conveyance or other records of the county or parish in which such Property is located (provided such Leases are recorded in the state or federal records in a manner sufficient to provide adequate notice thereof);

(iv)	defects that have been cured by applicable Laws of limitation or prescription;

(v)	defects arising out of a lack of survey, unless a survey is expressly required by applicable Laws; and

(vi)
defects disclosed herein (including on any Schedule or Exhibit hereto; provided that to the extent such disclosure is contained on Exhibit “A” Leases it must be express and not simply implied based on the listing of the Lease itself).

Section 3.3                      Definition of Permitted Encumbrances.

As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a)           Royalties and any overriding royalties, reversionary interests and other burdens on production, to the extent that any such burden does not reduce Seller’s Net Revenue Interest

45870756.5

10 of 55

below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in the Net Revenue Interest;

(b)           All Leases, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that they do not, individually or in the aggregate, (i) reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in the Net Revenue Interest, and (ii) interfere in any material respect with the use, ownership or operation of, the Assets subject thererto or affected thereby (as currently used, owned or operated);

(c)           Preference Rights applicable to this or any future transaction disclosed in Schedule 7.7;

(d)           Transfer Requirements applicable to this or any future transaction disclosed in Schedule 7.7;

(e)           Liens for current Taxes or assessments not yet delinquent or, if delinquent, are identified on Schedule 5.8 as being contested in good faith in the normal course of business;

(f)   Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law);

(g)           All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein pursuant to this or to any future transaction if they are not required or customarily obtained prior to the sale or conveyance;

(h)           Rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(i)   Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent that they do not (i) reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, (ii) increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in Net Revenue Interest, or (iii) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

(j)           Calls on Hydrocarbon production under existing Contracts that are listed on Schedule 1.2(d);

(k)           All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Body;

45870756.5

11 of 55

(l)   Any encumbrance on or affecting the Assets which is discharged by Seller at or prior to Closing;

(m)          Any matters shown on Schedule 3.3(m);

(n)           Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, detract in any material respect from the value of, or interfere in any material respect with the use or ownership of, the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, or increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in Net Revenue Interest;

(o)           Matters that would otherwise be considered Title Defects but that do not meet the Individual Title Threshold set forth in Section 3.4(j);

(p)           Imbalances associated with the Assets;

(q)           Liens granted under applicable standard joint operating agreements; and

(r)            Such Title Defects as Purchaser may have waived expressly in writing.

Section 3.4                      Notice of Title Defect Adjustments.

(a)           To assert a claim of a Title Defect prior to Closing, Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) on or before January 18, 2009 (the “Title Claim Date”); provided, however, that Purchaser agrees that it shall  use commercially reasonable efforts to furnish Seller periodic preliminary notices of  any alleged Title Defect(s) discovered by Purchaser.  Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Units, Wells or other Assets in Exhibit A-1 affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. Notwithstanding any other provision of this Agreement to the contrary, but subject to Purchaser’s rights in connection with the special warranty of title referenced in Section 3.1(b), Purchaser shall be deemed to have waived its right to assert Title Defects of which Seller has not been given notice on or before the Title Claim Date.  For purposes hereof, the “Allocated Value” of an Asset shall mean the portion of the Purchase Price that has been allocated to a particular Unit or Well in Schedule 3.4(a).

(b)           Seller shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date, with respect to each Title Benefit, a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Units, Wells or other Assets in Exhibit A-1 affected, (iii) the Allocated Values of the Units, Wells or other Assets in Exhibit A-1 subject to such Title Benefit and (iv) the amount by which Seller reasonably believes the Allocated

45870756.5

12 of 55

Value of those Units, Wells or other Assets is increased by the Title Benefit, and the computations and information upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice to Purchaser on or before the Title Claim Date.

(c)           Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing (the “Cure Period”), unless the parties otherwise agree, any Title Defects of which it has been advised in writing by Purchaser.

(d)           In the event that any Title Defect is not waived by Purchaser or cured on or before Closing, subject to the parties’ rights under Section 3.4(i), Purchaser and Seller shall mutually elect to have one of the following remedies apply:

(i)
subject to the Individual Title Threshold and the Title Defect Deductible, have the Purchase Price reduced by an amount agreed upon ("Title Defect Amount") pursuant to Section 3.4(g) by Purchaser and Seller as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby; provided, however, that the methodology, terms and conditions of Section 3.4(g) shall control any such determination;

(ii)
indemnify Purchaser against all liability, loss, cost and expense resulting from such Title Defect pursuant to an indemnity agreement (the "Indemnity Agreement") in the form attached hereto as Exhibit C;

(iii)
have Seller retain the entirety of the Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property; or

(iv)
at Closing, have Purchaser deposit into escrow the full Allocated Value of the Property that is subject to such Title Defect.  Seller shall then have 180 days after Closing in which to cure the Title Defect.  Any Property so held back from the initial Closing will be conveyed to Purchaser at a delayed Closing within ten (10) days following the date that the Title Defect is cured, at which time Seller shall be entitled to withdraw the full Allocated Value of the Property from escrow, and provided further that if multiple delayed Closings are contemplated as a result of this provision and/or Section 7.7(c), the delayed Closings may be consolidated on dates mutually agreeable to the parties.  In the event that Seller is unable to cure the Title Defect within 180 days of the initial Closing, then the remedy set forth in subsection (i) shall be the sole remedy for such Title Defect.  All other provisions of Section 3.4(i) shall apply as written and the Title Expert shall be selected within fifteen (15) Business Days of the end of the 180 day cure period.

In the event that Purchaser and Seller cannot mutually agree upon one of the foregoing remedies with respect to a Title Defect asserted by Purchaser pursuant to Section 3.4(a) prior to

45870756.5

13 of 55

Closing, then Seller shall, at its sole election, select the remedy set forth in subsection (i), (iii) or (iv) above as the remedy for such Title Defect.

(e)           With respect to each Unit, Well or other Asset in Exhibit A-1 affected by Title Benefits reported under Section 3.4(b), subject to the Individual Benefit Threshold and the Title Benefit Deductible, the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Unit, Well or other Asset in Exhibit A-1 caused by such Title Benefits, as determined pursuant to Section 3.4(h).

(f)           Section 3.4(d) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.4(a).  Section 3.4(e) shall be the exclusive right and remedy of Seller with respect to Title Benefits asserted by Seller pursuant to Section 3.4(b).

(g)           The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)	if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)
if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)
if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A-1;

(iv)
if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

45870756.5

14 of 55

(v)
if (A) the Title Defect Property is not a Well (or specified zone(s) therein, (B) such title Defect Property does not have an Allocated Value, (C) the Title Defect with respect to such Title Defect Property causes a loss of title to such Title Defect Property and (D) the loss of such title to such Title Defect Property will prevent the continued operation or production of a Well (or one or more specified zone(s) therein) shown in Exhibit A-1 (such Well or the specified zone(s) therein being referred to as the “Affected Well”) and the other Assets are not capable of providing an alternative means to support, in all material respects, the continued operation or production of the Affected Well, then such Title Defect Property (a “Defective Support Property”) and such Affected Well(s) shall collectively be considered a single Title Defect Property for purposes of this Section 3.4(g); provided, however, that the Title Defect Amount resulting from the Title Defect affecting such Defective Support Property shall be the lesser of (1) the reasonable cost to replace such Defective Support Property, if such Defective Support Property is reasonably capable of being replaced, (2) the reasonable cost of providing an alternative means to support in all material respects the continued operation or production of the Affected Well, or (3) the Title Defect Amount that would otherwise be applicable to such Title Defect under this Section 3.4(g);

(vi)	the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii)
notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(h)                      Title Benefit Amount.  The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i)           if Purchaser and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount; and

(ii)           if the Title Benefit represents a benefit in title of a type not described above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the affected property, the portion of the subject property affected by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the subject property, the values placed upon the Title Benefit by Purchaser and Seller and such other reasonable factors as are necessary to make a proper evaluation.

45870756.5

15 of 55

(i)           Seller and Purchaser shall attempt in good faith to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing.  If Seller and Purchaser are unable to agree by Closing, the Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(i). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Properties are located, as selected by mutual agreement of Purchaser and Seller within fifteen (15) Business Days after the end of the Cure Period, and absent such mutual agreement, by the Dallas office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 3.4(g) and Section 3.4(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case.  Each party shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to such third party consultation.  Within ten (10) days after the Title Arbitrator delivers written notice to Purchaser and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, (i) Purchaser shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller, plus interest payable on such amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Seller and (ii) Seller shall pay to Purchaser the amount, if any, so awarded by the Title Arbitrator to Purchaser, plus interest payable on such amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Purchaser.

(j)           Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual uncured Title Defect for which the Title Defect Amount therefor does not exceed $50,000 (“Individual Title Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for uncured Title Defects unless the aggregate Title Defect Amounts attributable to all uncured Material Title Defects exceeds a deductible in an amount equal to Two and One-Half Percent (2.5%) of the Purchase Price (the “Title Defect Deductible”), after which point adjustments to the Purchase Price or other remedies shall be made or available to Purchaser only to the extent the aggregate Title Defect Amounts with respect to uncured Material Title Defects are in excess of such Title Defect Deductible.  Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price for any individual Title Benefit for which the Title Benefit Amount does not exceed $50,000 (“Individual Benefit Threshold”); and (ii) in no event shall there be any

45870756.5

16 of 55

adjustments to the Purchase Price for any Title Benefit unless (i) the excess of the aggregate Title Benefit Amounts attributable to all Material Title Benefits exceeds a deductible in an amount equal to Two and One-Half Percent (2.5%) of the Purchase Price (“Title Benefit Deductible”), after which point adjustments to the Purchase Price shall be made only to the extent the aggregate Title Benefit Amounts with respect to such Material Title Benefits exceed the Title Benefit Deductible.

Section 3.5                      Casualty or Condemnation Loss.

(a)           Notwithstanding anything herein to the contrary, from and after the Effective Time, but subject to the provisions of Section 3.5(b) and (c) and below, Purchaser shall assume all risk of loss with respect to and any change in the condition of the Assets and for production of Hydrocarbons through normal depletion (including but not limited to the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property due to ordinary wear and tear with respect to the Assets.

(b)           If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the aggregate amount of any such loss or taking exceeds Twenty Percent (20%) of the Purchase Price, either party shall have the right to terminate this Agreement and Purchaser shall promptly receive back the Deposit.  If the aggregate amount of any such loss or taking is Twenty Percent (20%) or less of the Purchase Price, Purchaser shall be required to close.  If the loss as a result of such individual casualty or taking exceeds $25,000 and the parties proceed to Closing, Seller and Buyer shall elect either (i) to cause the Assets affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) to indemnify Purchaser through a document reasonably acceptable to Seller and Purchaser against any costs or expenses that Purchaser reasonably incurs to repair the Assets subject to such casualty or taking or (iii) remove the affected Assets from the Closing and reduce the Purchase Price by the Allocated Value associated with the removed Assets, or (iv) Seller, at Closing, shall pay to Purchaser all sums paid or payable to Seller by Third Parties by reason of such casualty or taking insofar as with respect to the Assets and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such casualty or taking insofar as with respect to the Assets; provided, however, that in the case of (iv), Seller shall reserve and retain (and Purchaser shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing Date in pursuing or asserting any such insurance claims or other rights against Third Parties or in defending or asserting rights in such condemnation or eminent domain action with respect to the Assets.  In the case of (i) - (iii), Seller shall retain all rights to insurance, condemnation awards and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.  If Seller and Purchaser are unable to agree on one of the foregoing remedies prior to Closing, then clause (iii) shall apply.

45870756.5

17 of 55

(c)           If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the date of this Agreement, but no taking of such Asset or portion thereof occurs prior to the Closing Date, Purchaser shall nevertheless be required to close and Seller, at Closing, shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Assets threatened to be taken, except that Seller shall reserve and retain (and Purchaser shall assign to Seller) all rights, titles, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Assets.

Section 3.6                      Limitations on Applicability.

Subject to the following sentence, the right of Purchaser to assert a Title Defect under this Agreement shall terminate as of the Title Claim Date, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit Claim properly reported in a Title Benefit Notice on or before the Title Claim Date. Thereafter, Purchaser’s sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in, and arising under, the Conveyance transferring the Assets from Seller to Purchaser.

ARTICLE 4
ENVIRONMENTAL MATTERS

Section 4.1                      Assessment.

(a)           From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to (i) applicable Laws, (ii) the other provisions of this Section 4.1 and (iii) obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Purchaser and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Purchaser’s Representatives”) full access, during normal business hours and upon reasonable notice, to the Assets and all Records and other documents in Seller’s or any their respective Affiliates’ possession relating primarily to the Assets.  Seller shall also make available to Purchaser and Purchaser’s Representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Assets in order that Purchaser may make such diligence investigation as Purchaser considers necessary or appropriate.  All investigations and due diligence conducted by Purchaser or any Purchaser’s Representative shall be conducted at Purchaser’s sole cost, risk and expense and any conclusions made from any examination done by Purchaser or any Purchaser’s Representative shall result from Purchaser’s own independent review and judgment.

(b)           Upon reasonable notice to Seller, Purchaser shall have the right to conduct an environmental assessment of all or any portion of the Properties (the "Assessment"), to be conducted by Purchaser or Purchaser’s agent, consultant or contractor (provided Seller

45870756.5

18 of 55

shall be provided with written notice identifying any such agent, consultant or contractor), but only to the extent that Seller may grant such right without violating any obligations to any third party (provided that Seller shall use its commercially reasonable efforts to obtain any necessary third party consents to any Assessment to be conducted by Purchaser). The Assessment shall be conducted at the sole cost and expense of Purchaser, and shall be subject to the indemnity provisions of Section 4.4. Prior to conducting any sampling, boring, drilling or other invasive investigative activity with respect to the Properties ("Invasive Activity"), Purchaser shall furnish for Seller's review a proposed scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities. If any of the proposed activities may unreasonably interfere with normal operation of the Properties, Seller may require an appropriate modification of the proposed Invasive Activity. Seller shall have the right to be present during any Assessment of the Properties and shall have the right, at its option and expense, to split samples with Purchaser.

(c)            Notwithstanding anything herein to the contrary, Purchaser shall not have access to, and shall not be permitted to conduct any environmental due diligence with respect to any Assets where Seller does not have the authority to grant access for such due diligence; provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any Third Party operator to allow Purchaser and Purchaser’s Representatives such access, it being understood by Purchaser that the execution by Purchaser of a customary access agreement may be a condition of such access.

(d)           Purchaser shall coordinate its environmental site assessments and physical inspections of the Assets with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller.  Purchaser shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets.

(e)           Upon completion of Purchaser’s due diligence, Purchaser shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the Assets in connection with Purchaser’s due diligence in accordance with recognized industry standards or requirements of Third Party operators, (ii) restore the Assets to the approximate same or better condition than existed prior to commencement of Purchaser’s due diligence, to the full extent of any damage related to Purchaser’s due diligence, and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Purchaser’s due diligence.  Any disturbance to the Assets (including, without limitation, any real property, platform or other fixtures associated with such Assets) resulting from Purchaser’s due diligence will be promptly corrected by Purchaser.

(f)           During all periods that Purchaser, and/or any of Purchaser’s Representatives are on the Assets, Purchaser shall maintain, at its sole expense insurance that is reasonable and customary in the industry..  Purchaser shall provide evidence of such insurance to Seller prior to entering upon the Assets.

45870756.5

19 of 55

(g)           All information obtained by Purchaser and its representatives pursuant to this Section 4.1 shall be subject to the terms of that certain confidentiality agreement dated September 24, 2009, but effective as of October 8, 2009, by and between Merit Energy Company, LLC and Purchaser (the “Confidentiality Agreement”); provided that Purchaser is permitted to disclose the proposed acquisition and any details relating thereto to any Governmental Bodies as reasonably necessary to allow Purchaser to conduct its due diligence hereunder (although nothing herein shall be construed as permitting Purchaser to disclose any results from any such due diligence without Seller’s prior written consent).

Section 4.2                      NORM, Wastes and Other Substances.

Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Assets.  Equipment and sites included in the Assets may contain Hazardous Materials, including NORM.  NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms.  The wells, materials, and equipment located on the Properties or included in the Assets may contain Hazardous Materials, including NORM.  Hazardous Materials, including NORM, may have come in contact with various environmental media, including without limitation, water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media and Hazardous Materials, including NORM, from the Assets.

Section 4.3                      Environmental Defects.

If, as a result of its investigation pursuant to Section 4.1, Purchaser determines that with respect to the Assets, there exists a violation of an Environmental Law (other than with respect to NORM and other than with respect to any issues disclosed herein or on any Exhibit or Schedule hereto or any other matter with respect to which Purchaser has knowledge prior to entering into this Agreement) (in each case, an “Environmental Defect”), then on or prior to January 18, 2009 (the “Environmental Claim Date”), Purchaser may notify Seller in writing of such Environmental Defect (an “Environmental Defect Notice”).  For all purposes of this Agreement, Purchaser shall be deemed to have waived any Environmental Defect which Purchaser fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Environmental Claim Date.  To be effective, each such notice shall set forth (i) a description of the matter constituting the alleged Environmental Defect, (ii) the Units/Wells and associated Assets affected by the Environmental Defect, (iii) the estimated Lowest Cost Response to eliminate the Environmental Defect in question (the “Environmental Defect Amount”), and (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount.  Purchaser shall use commercially reasonable efforts to furnish Seller periodic preliminary notices of any alleged Environmental Defect discovered by Purchaser.  Seller shall have the right, but not the obligation, to cure any Environmental Defect before Closing or, provided that the parties shall have agreed to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation shall take place, after Closing.  If Seller disagrees with any of Purchaser’s assertions with respect to the existence of an Environmental Defect or the

45870756.5

20 of 55

Environmental Defect Amount, Purchaser and Seller will attempt to resolve the dispute prior to Closing.  If the dispute cannot be resolved within ten (10) days of the first meeting of Purchaser and Seller, either party may submit the dispute to an environmental consultant approved in writing by Seller and Purchaser that is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction and that shall not have performed professional services for either party or any of their respective Affiliates during the previous five years (the “Independent Expert”).  The Independent Expert may elect to conduct the dispute resolution proceeding by written submissions from Purchaser and Seller with exhibits, including interrogatories, supplemented with appearances by Purchaser and Seller, if necessary, as the Independent Expert may deem necessary.  After the parties and Independent Expert have had the opportunity to review all such submissions, the Independent Expert shall call for a final, written offer of resolution from each party.  The Independent Expert shall render its decision within twenty (20) Business Days of receiving such offers by selecting one or the other of the offers. The Independent Expert may not award damages, interest or penalties to either party with respect to any matter.  The decision of the Independent Expert shall be final and binding upon both parties, without right of appeal.  Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case to the Independent Expert. Each party shall bear one-half of the costs and expenses of the Independent Expert.  The parties shall adjust the Purchase Price to reflect the Environmental Defect Amounts, as agreed by the parties or as determined by the Independent Expert, for all uncured Environmental Defects; provided, that notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price for any individual uncured Environmental Defect for which the Environmental Defect Amount therefor does not exceed $50,000 (“Individual Environmental Threshold”); and (b) in no event shall there be any adjustments to the Purchase Price for any uncured Environmental Defect unless the aggregate Environmental Defect Amount attributable to all Material Environmental Defects exceeds the Two and One-Half Percent (2.5%) of the Purchase Price (the “Environmental Defect Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only to the extent the aggregate Environmental Defect Amounts with respect to all uncured Material Environmental Defects are in excess of such Environmental Defect Deductible.  To the extent the Independent Expert fails to determine any disputed Environmental Defect Amounts prior to Closing, then, within ten (10) days after the Independent Expert delivers written notice to Purchaser and Seller of his award with respect to an Environmental Defect Amount, Seller shall pay to Purchaser the amount, if any, so awarded by the Independent Examiner, plus interest payable on such amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Purchaser.

Section 4.4                      Inspection Indemnity.

Purchaser hereby agrees to defend, indemnify and hold harmless each of the Third Party operators and owners of the Assets and Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Purchaser or any Purchaser’s Representative with respect to the Assets, even if such Liabilities arise out of or result from, solely or in part, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of Law of or by any such Third Party operator or owner or Seller

45870756.5

21 of 55

Indemnified Party, excepting only Liabilities actually resulting on the account of the gross negligence or willful misconduct of such person.

Section 4.5                      Exclusive Remedy.

Subject to the limitations contained therein, Section 5.12 and Section 4.3 shall be the exclusive right and remedy of Purchaser with respect to any Environmental Defect.  Purchaser hereby waives any claims of cost recovery or contribution from Seller or its Affiliates related to the Assets under any Environmental Law or other cause of action.  Notwithstanding anything herein provided to the contrary, if an Environmental Defect under this Article 4 results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Article 5, then Purchaser shall only be entitled to assert such matter (i) before Closing, as an Environmental Defect to the extent permitted by this Article 4, and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty, and (ii) after Closing, in accordance with and subject to the limitations of Article 11 (provided that nothing herein shall be construed as permitting Purchaser to assert an Environmental Defect after the Environmental Claim Date unless such matter is being raised solely as a breach of the Representation in Section 5.12 and only to the extent such matter constitutes a breach thereunder.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1                      Generally.

(a)           Any representation or warranty qualified “to the knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers of Seller or its Affiliates or those employees of Seller or any of its Affiliates who have responsibility for the Assets and who have the following titles:  General Manager – South Division.  “Actual knowledge” for purposes of this Agreement means information actually personally known by such Persons.

(b)           Inclusion of a matter on a Schedule in relation to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

(c)           Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Sections 11.8, 11.9 and 11.10 and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in the remainder of this Article 5.

45870756.5

22 of 55

Section 5.2                      Existence and Qualification.

Each entity comprising Seller is either a limited partnership or a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation  where the Assets are located, except where the failure to so qualify would not have a Material Adverse Effect.

Section 5.3                      Power.

Seller has the power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4                      Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited partnership or limited liability company action (as applicable) on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.5                      No Conflicts.

           Subject to the giving of all notices to Third Parties and the receipt of all consents, approvals and waivers from Third Parties in connection with the transactions contemplated hereby, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the organizational documents of Seller, (ii) result in a default or the creation of any encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Contract, note, bond, mortgage, indenture, license or other material agreement to which any Seller is a party or by which any Seller or the Assets may be bound or (iii) violate any material Laws applicable to any Seller or any of the Assets.

Section 5.6                      Liability for Brokers’ Fees.

Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

45870756.5

23 of 55

Section 5.7                      Litigation.

With respect to the Assets and Seller’s or any of its Affiliates’ ownership, operation, development, maintenance, or use of any of the Assets, except as set forth in: (i) Schedule 5.7, no proceeding, arbitration, action, suit, pending settlement, or other legal proceeding of any kind or nature before or by any Governmental Body (each, a “Proceeding,” and collectively “Proceedings”) (including any take-or-pay claims) to which Seller or any of its Affiliates is a party and which relates to the Assets is pending or, to Seller’s knowledge, threatened against Seller or any of its Affiliates; (ii) Schedule 5.7, to Seller’s knowledge, no Proceeding or investigation to which Seller is not a party which relates to the Assets is pending or threatened; and (iii) Schedule 5.7, no notice in writing from any third party (including any Governmental Body) has been received by Seller or any of its Affiliates threatening any Proceeding relating to the Assets which could have a Material Adverse Effect (excluding any notices relating to any Environmental Liabilities or Environmental Law).

Section 5.8                      Taxes and Assessments.

(a)           Seller has paid or has caused to be paid, or will pay or will cause to be paid (including by Purchaser), all material Taxes imposed on the Assets or in connection with the business in which the Assets are used that have become due and payable before the Effective Time are being properly paid, other than taxes which are being contested in good faith as disclosed on Schedule 5.8

(b)           To Seller’s knowledge, all of the Assets that are subject to Property Tax have been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to the Closing Date and no portion of the Assets constitutes omitted property for Property Tax purposes.

Section 5.9                      Compliance with Laws.

Except as disclosed on Schedule 5.9, the Assets are, and the ownership, operation, development, maintenance, and use of any of the Assets are, in compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any of the Assets, except where the failure to so comply would not have a Material Adverse Effect.  Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section 5.9 relating to any Environmental Liabilities or Environmental Law.

Section 5.10                    Contracts.

Except as disclosed on Schedule 5.10, to the knowledge of Seller, Seller has paid its share of all costs (including all Property Costs) payable by it under the Contracts.  Seller is in compliance and, to Seller’s knowledge, all counterparties are in compliance under all Contracts, except as disclosed on Schedule 5.10 and except for such non-compliance as would not, individually or the aggregate, have a Material Adverse Effect. To Seller’s knowledge, Schedule 5.10 sets forth all agreement(s) or contract for the sale, exchange, or other disposition of

45870756.5

24 of 55

Hydrocarbons produced from or attributable to Seller’s interest in the Assets that is not cancelable without penalty or other material payment without first providing more than 60 days prior written notice.

Section 5.11                    Payments for Hydrocarbon Production.

Except as set forth on Schedule 5.11, (a) all rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments, and other payments due and payable by Seller to overriding royalty holders and other interest owners under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid, and (b) Seller is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas  without then or thereafter receiving full payment therefor.

Section 5.12                    Governmental Authorizations.

Except as disclosed on Schedule 5.9 or Schedule 5.12, (i) Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Seller Operated Assets as currently owned and operated, and (ii) no written notices of material violation have been received by Seller, and no Proceedings are pending or, to Seller’s knowledge, threatened in writing that might result in any material modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any material corrective or remediation action by Seller

Section 5.13                    Outstanding Capital Commitments.

As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of $100,000 (net to Seller’s interest) other than those shown on Schedule 5.13.

Section 5.14                    Imbalances.

To Seller’s knowledge, Schedule 5.14 accurately sets forth in all material respects all of Seller’s Imbalances as of the respective dates set forth therein, arising with respect to the Assets and, except as disclosed in Schedule 5.14, (i) no Person is entitled to receive any material portion of Seller’s Hydrocarbons produced from the Assets or to receive material cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, and (ii) Seller is not obligated to deliver any material quantities of gas or to pay any material penalties or other material amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets.

45870756.5

25 of 55

Section 5.15                    Condemnation.

To Seller’s knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

Section 5.16                    Bankruptcy.

There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Seller’s knowledge, being contemplated by or threatened against Seller.

Section 5.17                    Affiliated Contracts.

After Closing, the Assets will not be bound or burdened by any contractual obligation to Seller or an Affiliate of Seller except pursuant to this Agreement.

Section 5.18                    Foreign Person.

No withholding under Section 1445 of the Code is required with respect to any Seller or its partners.

Section 5.19                    Seller Affiliate Obligations.

Other than as shown on Schedule 5.19, after Closing, the Assets shall not be bound by any obligation to Seller or an Affiliate of Seller except as expressly contemplated by this Agreement.

Section 5.20                    Abandoned Wells.

Seller has not abandoned, or agreed to abandon, any wells included in the Assets since the Effective Date and, except as otherwise provided on Exhibit A-1 and except to the extent such wells would not require material plugging and abandonment costs, to Seller’s knowledge there are no dry holes, or otherwise inactive wells, located on the Lands, other than wells that have been properly plugged or abandoned.  For purposes of this Section 5.20, “material plugging and abandonment costs” means, for any individual well, costs of $25,000 or more.

Section 5.21                    Accuracy of Information.

To Seller’s knowledge, the data and information described on Schedule 5.21 is accurate, complete and correct, except for such inaccuracies as would not have a Material Adverse Effect.  The representations contained in this Section 5.21 shall not be construed to be a representation with respect to the accuracy of any estimates, forecasts or conclusions contained in any document.

45870756.5

26 of 55

Section 5.22                    Payout Balances.

To Seller’s knowledge, Schedule 5.22 sets forth a complete and accurate list of the status of any “payout” balance, as of the Effective Date, for the Wells, subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 5.23                    Operations.

To Seller’s knowledge, except as disclosed in any Schedule hereto (including, without limitation, Schedule 5.7, Schedule 5.9, Schedule 5.12), Seller has operated the Seller Operated Assets in all material respects in accordance with the conditions and provisions of any Governmental Authorizations.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 6.1                      Existence and Qualification.

Purchaser is duly organized, validly existing and in good standing under the laws of the state of its formation; and Purchaser is duly qualified to do business as a foreign limited liability company in every jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not have a material adverse effect on Purchaser; and Purchaser is or will be as of Closing duly qualified to do business as a foreign limited liability company in the respective jurisdictions where the Assets are located.

Section 6.2                      Power.

Purchaser has the power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3                      Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights

45870756.5

27 of 55

and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4                      No Conflicts.

The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach of any provisions of the organizational or other governing documents of Purchaser nor will it violate any Laws applicable to Purchaser or any of its property.

Section 6.5                      Liability for Brokers’ Fees.

Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6                      Litigation.

There are no Proceedings pending, or to the actual knowledge of Purchaser, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement.

Section 6.7                      Financing.

Prior to the Closing Date, Purchaser will have sufficient cash (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing and to otherwise satisfy its obligations under this Agreement.

Section 6.8                      Limitation.

Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, in the Conveyances or confirmed in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser represents and acknowledges that (i) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (ii) Purchaser has not relied upon any oral or written information provided by Seller.  Without limiting the generality of the foregoing, subject to Section 5.7, Purchaser represents and acknowledges that Seller has made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets.

    Section 6.9                      SEC Disclosure.

Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present

45870756.5

28 of 55

intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and applicable state securities laws.

Section 6.10                    Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or, to Purchaser’s knowledge, threatened against Purchaser.

Section 6.11                    Qualification.

Purchaser is now, and hereafter shall continue to be, qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Purchaser to be disqualified as such an owner or operator.  To the extent required by the applicable Law, as of the Closing, Purchaser currently has, and will continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of such leases.

Section 6.12                    Knowledge of Title Defects and Environmental Defects.

Seller does not have any actual knowledge of any Title Defects or Environmental Defects associated with the Assets as of the date of this Agreement.

Section 6.13                    Independent Evaluation.

Purchaser is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, insurance, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by Seller, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition and state of repair of and contractual arrangements and other matters affecting the Assets.  Purchaser has no knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller given hereunder.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1                      HSR Act.

If applicable, within five business days following the execution by Purchaser and Seller of this Agreement, Purchaser and Seller will each prepare and simultaneously file with the DOJ and the FTC, as applicable, the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder.  Purchaser and Seller agree to respond promptly to any inquiries from the

45870756.5

29 of 55

DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act.  Purchaser and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other party that is necessary in connection with Purchaser’s and Seller’s compliance with the HSR Act.  Purchaser and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto.  Each of Seller and Purchaser shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions contemplated hereby.

Section 7.2                      Government Reviews.

(a)           Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Each party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3                      Notification of Breaches.

Until the Closing,

(a)           Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b)           Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

(c)           If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement.  No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

(d)           There shall be no breach of the covenants in this Section as a result of a party’s failure to report a breach of any representation or warranty or a failure to perform or observe any

45870756.5

30 of 55

covenant or agreement of which it had knowledge if the party subject to the breach or failure also had knowledge thereof prior to Closing.

Section 7.4                      Letters-in-Lieu; Assignments; Operatorship.

(a)           Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets, on forms prepared by Seller and reasonably satisfactory to Purchaser, to reflect the transaction contemplated hereby.

(b)           Seller will prepare and execute, and Purchaser will execute, on the Closing Date, all assignments necessary to convey to Purchaser all federal and state Leases in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Purchaser and Seller.

(c)           Seller makes no representations or warranties to Purchaser as to transferability or assignability of operatorship of any Seller Operated Assets.  Rights and obligations associated with operatorship of such Properties are governed by operating and similar agreements covering the Properties and will be determined in accordance with the terms of such agreements. However, Seller will assist Purchaser in Purchaser’s efforts to succeed Seller, through Purchaser’s agent, Linn Operating, Inc., as operator of any Wells and Units included in the Assets.  Purchaser shall, promptly following Closing, file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship.  For all Seller Operated Assets, Seller shall execute and deliver to Purchaser, and Purchaser shall promptly file the appropriate forms with the applicable regulatory agency transferring operatorship of such Assets to Purchaser.

Section 7.5                      Public Announcements.

Until the Closing, neither Seller nor Purchaser shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the others; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.  At or after Closing, the content of any press release or public announcement first announcing the consummation of this transaction shall be subject to the prior review and reasonable approval of Seller and Purchaser; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.

Section 7.6                      Operation of Business.

Except as set forth on Schedule 7.6, until the Closing, Seller (i) will operate the Assets and the business thereof in the ordinary course, (ii) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, commit to any operation, or series of related operations thereon, reasonably anticipated to require future capital expenditures by Purchaser as owner of the Assets in excess of $100,000 (net to Seller’s interest), or make any capital expenditures in respect of the Assets in excess of $100,000 (net to Seller’s interest), or

45870756.5

31 of 55

terminate, materially amend, execute or extend any material Contracts affecting the Assets, (iii) will use commercially reasonable efforts to maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain in full force and effect all Leases, (v) will maintain all material governmental permits and approvals affecting the Assets, (vi) will not transfer, farmout, sell, encumber or otherwise dispose of any Assets, except for (A) sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices or (B) transfers, farmouts, encumbrances or other dispositions of Assets, in one or more transactions, not exceeding $100,000 (net to Seller’s interest) of consideration (in any form), in the aggregate, and (vii) will not commit to do any of the foregoing. Purchaser’s approval of any action restricted by this Section 7.6 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s written notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary in writing during that period. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.  Until and through the Closing Date, Seller agrees to use commercially reasonable efforts to timely notify Purchaser of any forced pooling applications received by Seller with respect to the Assets in order to allow Purchaser to timely respond thereto; provided, however, that any failure by Seller to comply with this sentence shall not constitute a breach of this Agreement or otherwise subject Seller to any liability to Purchaser.

Purchaser acknowledges that Seller may own an undivided interest in certain of the Assets, and Purchaser agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 7.6 nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Section 7.6.

Section 7.7                      Preference Rights and Transfer Requirements.

(a)           The transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements.  Prior to the Closing Date, Seller shall initiate all procedures which are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 7.7 with respect to the transactions contemplated by this Agreement.  Seller shall use its commercially reasonable efforts to obtain all applicable consents and to obtain waivers of applicable Preference Rights; provided, however, Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

(b)           If the holder of a Preference Right elects prior to Closing to purchase the Asset subject to a Preference Right (a “Preference Property”) in accordance with the terms of such Preference Right, and Seller receives written notice of such election prior to the Closing, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the Allocated Value of the Preference Property.

(c)           If

45870756.5

32 of 55

(i)
a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right;

(ii)
an Asset is subject to a Transfer Requirement that provides that transfer of such Asset without compliance with such Transfer Requirement will result in termination or other material impairment of any rights in relation to such Asset, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date; or

(iii)
the holder of a Preference Right does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired, then, unless otherwise agreed by Seller and Purchaser, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Purchaser at Closing and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value of such Retained Asset pursuant to Section 7.7(b). Any Retained Asset so held back at the initial Closing will be conveyed to Purchaser at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset) within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Purchaser pursuant to this Agreement and Seller obtains, complies with, obtains a waiver of or notice of election not to exercise or otherwise satisfies all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section (or if multiple Assets are Retained Assets, on a date mutually agreed to by the parties in order to consolidate, to the extent reasonably possible, the number of Closings).  At the delayed Closing, Purchaser shall pay Seller a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 2.2 through the new Closing Date therefor); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Asset, then at the sole election of Seller such Retained Asset shall be eliminated from the Assets and shall become an Excluded Asset and this Agreement, unless Seller decides to proceed with a closing on such Retained Asset, in which case Purchaser shall be deemed to have waived any objection (and shall be obligated to indemnify the Seller Indemnified Persons for all Losses) with respect to non-compliance with such Preference Rights and Transfer Requirements with respect to such Retained Asset(s).

(d)           Purchaser acknowledges that Seller desires to sell all of the Assets to Purchaser and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets as herein provided.  Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Property affected by a Preference Right to Purchaser unless the sale of

45870756.5

33 of 55

all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement.  In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Properties to Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than Retained Assets or other Assets excluded pursuant to the express provisions of this Agreement) in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby.  Time is of the essence with respect to the parties’ agreement to consummate the sale of the Assets by the Closing Date (or by the delayed Closing Date pursuant to Section 7.7(c)).

Section 7.8                      Tax Matters.

    (a)          Each party shall provide the other party with reasonable information which may be required by the other party for the purpose of preparing Tax Returns and responding to any audit by any Taxing Authority.  Each party shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of Taxes.  Notwithstanding anything to the contrary in this Agreement neither party shall be required at any time to disclose to the other party any Tax Returns or other confidential Tax information

(b)           Seller shall prepare or cause to be prepared all Tax Returns with respect to the Assets required to be filed prior to or on the Closing Date.  The Seller will cause such Tax Returns to be timely filed and will provide a copy to the Purchaser.

(c)           Purchaser shall prepare or cause to be prepared all Tax Returns with respect to the Assets required to be filed after the Closing Date for all Pre-Closing Periods and all Straddle Periods.  The Purchaser will cause such Tax Return to be timely filed and will provide a copy to the Seller.  Subject to Section 11.12(c), not later than five (5) days prior to the due date for payment of Taxes with respect to any Tax Return for a Pre-Closing Period or Straddle Period, the Seller shall pay to the Purchaser the amount of any Taxes with respect to such Tax Return for which Seller is responsible pursuant to Section 1.4(c).

(d)           Notwithstanding anything to the contrary in this Section 7.8, Purchaser shall be responsible for the Taxes set forth in Section 12.3.

Section 7.9                      Further Assurances.

After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 7.10                    Insurance.

At all times material to this Agreement, Purchaser will maintain the types and amount of insurance that is reasonable and customary in the industry.  The parties agree that the types and amount provided by Purchaser to Seller via email on the date of this Agreement is reasonable and customary as of the date of this Agreement.

45870756.5

34 of 55

Section 7.11                    No Solicitation of Transactions.

So long as Purchaser is not in default of this Agreement, Seller shall not, directly or indirectly, through any officer, director, stockholder, employee, agent, financial advisor, banker or other representative or Affiliate, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any material portion of the Assets or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  Seller shall communicate as soon as reasonably practicable to Purchaser the material terms of any such proposal (and the identity of the party making such proposal) which it may receive and, if such proposal is in writing, Seller shall promptly deliver a copy of such proposal to Purchaser.  Seller agrees not to release any third party from, or waive any provision of, any confidentiality agreement relating to the Assets to which Seller or any of its Affiliates is a party.  Seller immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

Section 7.13                    Record Retention.

Purchaser, for a period of seven years following Closing, will (i) retain the Records, (ii) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense and upon reasonable notice, and (iii) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claims made under Sections 11.3 and 11.4 of this Agreement for review and copying at Seller’s expense.  If Purchaser shall desire to dispose of or transfer any such Records or other materials upon or after the expiration of such seven-year period, Purchaser shall, prior to any disposition, give Seller notice and a reasonable opportunity at Seller’s expense to segregate and remove or copy such Records or other materials as Seller may select.

Section 7.14                    Bonds, Letters of Credit and Guarantees.

Purchaser acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities or Third Parties and relating to the Assets are transferable to Purchaser.  Except to the extent that Purchaser will, as of Closing, be covered by the bonds of the operators of the applicable Assets, then on or before the Closing Date, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation as of Closing of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates.  A schedule of the bonds Seller has been required to maintain with respect to the Assets is attached hereto as Schedule 7.14.

Section 7.15                    Cure of Misrepresentations.

If any of the representations and warranties contained in Article 5 or 6 hereof are determined (whether by notice from a party or otherwise) to have been untrue or incorrect as of

45870756.5

35 of 55

the date of this Agreement, then any cure by the other party of same shall be at such other party’s own expense.

                Section 7.16                   Cooperation with Respect to Seller Retained Litigation, Etc.

Purchaser agrees to use reasonable efforts to cooperate with Seller in connection with Seller’s defense and other actions relating to or arising out of the litigation and claims set forth on Schedule 5.7 and with respect to future audits.  Purchaser agrees to make available Purchaser’s employees engaged in, or having information about, the ownership and operation of the Assets, for the purposes of providing testimony, depositions, information and other related activities relating to such litigation, claims and audits.

Section 7.17                    Plugging, Abandonment, Decommissioning and Other Costs..

In addition to its other obligations under this Agreement, Purchaser shall comply with all Laws, Leases, Contracts (including all joint and unit operating agreements) and prevailing industry standards relating to (i) the plugging, abandonment and/or replugging of all Wells, including inactive Wells or temporarily abandoned Wells, included in the Assets, (ii) the dismantling or decommissioning and removal of any Equipment and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties or otherwise, pursuant to the Leases or Applicable Contracts and (iii) the clean up, restoration and/or remediation of the property covered by the Leases or related to the Assets (collectively, the “P&A Obligations”).

Section 7.18                    Employee Matters.

(a)                   Effective as of the Closing Date, Purchaser may make an offer of employment to Business Employees. Nothing in this Agreement shall require or be construed or interpreted as requiring the Purchaser to offer employment to any Business Employee or to continue the employment of any employee of Seller (including any Transferred Employees) following their respective Hire Date, or to prevent Purchaser from changing the terms and conditions of employment (including compensation and benefits) of any of its employees (including any Transferred Employees) following their respective Hire Dates.  Seller and the Purchaser hereby acknowledge and agree that any employment offered by Purchaser to a Transferred Employee will be "at will" and may be terminated by the Purchaser or such Transferred Employee at any time for any reason (subject to applicable Laws and to any specific written commitments made to the contrary by Purchaser or by such Transferred Employee).  Further, any such offer of employment shall be on such terms and conditions as Purchaser determines and may be conditioned upon the Transferred Employee’s passage of Purchaser’s pre-employment screening requirements.

(b)                   For purposes of this Agreement, a “Transferred Employee” is a Business Employee who accepts an offer of employment made pursuant to Section 7.18(a).  No Seller Employee will become a Transferred Employee unless he or she (i) accepts Purchaser’s offer of employment under the terms provided in Purchaser’s offer, (ii) passes any required pre-employment screening required by Purchaser, (iii) on the date hired by Purchaser, is actively at work, on sickness or disability leave, or an approved leave of absence; and (iv) completes one

45870756.5

36 of 55

hour of actual service with Purchaser.  On or before each Transferred Employee’s date of hire by Purchaser, if any, Seller shall take any necessary action to waive any covenants not to compete, confidentiality provisions or similar restrictions under agreements between Seller and the Transferred Employee that may be applicable to any Transferred Employee, but only to the extent any of the foregoing would preclude a Transferred Employee from accepting employment with Purchaser, and may not restrain such Transferred Employee in any way in performing his services for the Purchaser

(c)           Purchaser shall take such actions as are necessary to provide each Transferred Employee with credit for up to five (5) years of service for Seller and its ERISA Affiliates (including, without limitation, Merit Energy Company LLC) for all purposes, including eligibility, vesting, entitlement to benefits, and benefit accruals, under all employee benefit plans (as defined in section 3(3) of ERISA) and all vacation, sick leave, service award, severance, pension, medical and dental (including retiree medical and dental), and compensation plans, policies, agreements and arrangements maintained by the Purchaser or any of its Affiliates in which such Transferred Employee participates on or after the Closing Date in the same manner as if such service had been service for Purchaser completed after the Closing.

(d)           Purchaser shall take such actions as are necessary to offer Transferred Employees medical and dental coverage for Transferred Employees and their spouses and dependents under Purchaser’s Group Health Plan.  Purchaser shall use best efforts to cause each such Group Health Plan, and applicable insurance carriers, third party administrators and any other third parties, to (i) waive any waiting period(s) under the Group Health Plan otherwise applicable to such Transferred Employees, (ii) waive all limitations as to pre-existing medical conditions under the Group Health Plan applicable to Transferred Employees to the extent that such medical conditions would be covered under the Group Health Plan if they were not pre-existing conditions, and (iii) provide Transferred Employees with credit, for the year in which the Closing Date occurs, for any co-payments, deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any applicable co-payment, deductible and out-of-pocket expense requirements under the Group Health Plan.  Purchaser shall take such actions as are necessary to provide continuation health care coverage to Transferred Employees and their qualified beneficiaries who incur qualifying events on or after the Closing Date in accordance with the continuation health care coverage requirements of COBRA.

(e)           Purchaser shall take such actions as are necessary to cause Transferred Employees to participate in any incentive bonus programs in which similarly situated employees of Purchaser or its Affiliates participate.

(f)           With respect to events following the Closing, Seller shall be responsible for sending timely and appropriate notices to all Transferred Employees required under the Worker Adjustment and Retraining Notification Act (“WARN”) and all other applicable Laws relating to plant or facility closings or otherwise regulating the termination of employees.  To the extent that any liability is incurred under any such Laws based on Purchaser’s actions after the Closing, Purchaser shall be solely and exclusively responsible for all obligations and liabilities incurred under WARN and other such Laws relating to this transaction.

45870756.5

37 of 55

(g)           Seller shall make available to Purchaser records which provide information regarding Transferred Employees’ names and dates of hire by Seller or its ERISA Affiliates.  Seller shall not provide Purchaser records pertaining to performance ratings and evaluations, disciplinary records and medical records.

(h)           Following the Closing Purchaser shall cause to be accepted by the trustee of a Purchaser Retirement Plan in which a Transferred Employee is eligible to participate in a rollover of any eligible rollover distribution (within the meaning of section 402(c) of the Code) of such Transferred Employee’s benefit under a Seller Retirement Plan provided that Purchaser obtains such information as is satisfactory to Purchaser to assure itself that such Seller Retirement Plan satisfies the qualification requirements of section 401(a) of the Code.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1                      Conditions of Seller to Closing.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction or waiver by Seller on or prior to Closing of each of the following conditions:

(a)           Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of such specified date;

(b)           Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)           No Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets with aggregate Allocated Values of less than twenty percent (20%) of the total unadjusted Purchase Price, and the Assets subject to such Proceedings shall be treated in accordance with Section 7.7;

45870756.5

38 of 55

(d)           Purchaser shall have delivered (or be ready, willing and able to immediately deliver) to Seller duly executed counterparts of the Conveyances and all other documents and certificates to be delivered by Purchaser under Section 9.3 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.3 (including, without limitation, delivery of the Closing Payment); and

(e)           The sum of all uncured Title Defect Amounts for Material Title Defects determined under Section 3.4(g) prior to Closing, less the sum of all Title Benefit Amounts for Material Title Benefits determined under Section 3.4(h) prior to the Closing, plus Environmental Defects Amounts attributable to Material Environmental Defects, determined or asserted in accordance with this Agreement, shall be less than twenty percent (20%) of the total unadjusted Purchase Price.

(f)           The sum of all Losses from casualties to and takings of the Assets, determined or asserted in accordance with this Agreement, shall be less than twenty percent (20%) of the unadjusted Purchase Price;

(g)           If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received or a consent order issued by or from applicable Governmental Authorities.

(h)           Purchaser shall have obtained, or caused to be obtained, in the name of Purchaser, (i) the Bond, and (ii) replacements for Seller’s and/or its Affiliates’ bonds, letters of credit and guaranties, if any, to the extent required by Section 7.15.

(i)           Purchaser shall have furnished Seller with certificates of insurance on forms reasonably acceptable to Seller which list Purchaser’s insurance policies relating to the Assets, including (i) insurance which complies with all applicable workers’ compensation and occupational disease laws covering all of Purchaser’s employees performing any work or activities as to oil and gas leasehold interests subject to this Agreement, (ii) commercial general liability insurance (including contractual liability coverage) and pollution liability insurance, (iii) excess liability insurance (including contractual liability coverage) of at least $50,000,000, (iv) well control insurance of at least $10,000,000, and (v) such other insurance and proof of financial responsibility as is required under the applicable Laws.

Section 8.2                      Conditions of Purchaser to Closing.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction or waiver by Purchaser on or prior to Closing of each of the following conditions:

(a)           Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material

45870756.5

39 of 55

respects (other than those representations and warranties of Seller that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such specified date;

(b)           Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)           No Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets with aggregate Allocated Values of less than twenty percent (20%) of the total unadjusted Purchase Price, and the Assets subject to such Proceedings shall be treated in accordance with Section 7.7;

(d)           Seller shall have delivered (or be ready, willing and able to immediately deliver) to Purchaser duly executed counterparts of the Conveyances and all other documents and certificates to be delivered by Seller under Section 9.2 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.2;

(e)           The sum of all uncured Title Defect Amounts for Material Title Defects determined under Section 3.4(g) prior to the Closing, less the sum of all Title Benefit Amounts for Material Title Benefits determined under Section 3.4(h) prior to the Closing, plus Environmental Defects Amounts attributable to Material Environmental Defects, shall be less than twenty percent (20%) of the unadjusted Purchase Price;

(f)           The sum of all Losses from casualties to and takings of the Assets, determined or asserted in accordance with this Agreement, shall be less than twenty percent (20%) of the unadjusted Purchase Price; and

(g)           If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received or a consent order issued by or from applicable Governmental Authorities.

ARTICLE 9
CLOSING

Section 9.1                      Time and Place of Closing.

45870756.5

40 of 55

(a)           Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 10, and subject to the satisfaction or waiver of the conditions set forth in Article 8 (other than conditions the fulfillment of which by their nature is to occur at the completion of the transactions contemplated by this Agreement (the “Closing”)), the Closing shall take place at 10:00 a.m., local time, on January 29, 2009, at Seller’s offices  in Dallas, Texas, unless another date, time or place is mutually agreed to in writing by Purchaser and Seller.  If any of the conditions (other than conditions the fulfillment of which by their nature is to occur at the Closing) set forth in Article 8 are not satisfied or waived at the time the Closing is to occur pursuant to the foregoing sentence of this Section 9.1(a), then subject to Article 10 the Closing shall occur on a date thereafter that is the third Business Day after the satisfaction or waiver of all such conditions.

(b)           The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2                      Obligations of Seller at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser, or perform or cause to be performed, the following:

(a)           the Conveyances in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(b)           letters-in-lieu of transfer orders covering the Assets, duly executed by Seller;

(c)           a certificate duly executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(d)           the Preliminary Closing Statement;

(e)           an executed statement described in Treasury Regulation 1.1445-2(b)(2) certifying that neither Seller nor any partner of Seller is a foreign person within the meaning of the Code.

(f)           any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

Section 9.3                      Obligations of Purchaser at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, or perform or caused to be performed, the following:

(a)           a wire transfer of the Closing Payment, in same-day funds;

(b)           the Conveyances, duly executed by Purchaser;

(c)           letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;

45870756.5

41 of 55

(d)           a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 8.1(a) and 8.1(b) have been fulfilled;

(e)            the Preliminary Closing Statement; and

(f)           Any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

Section 9.4                      Closing Adjustments and Closing Payment.

(a)           Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all adjustments listed in Section 2.2 and 2.3 (the “Preliminary Closing Statement”).  The estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”). Until one (1) Business Day before the Closing Date, Purchaser shall have the opportunity to review and discuss the Preliminary Closing Statement with Seller; provided, however, Seller shall not be required to make any change thereto to which Seller does not reasonably agree.

(b)           As soon as reasonably practicable after the Closing but not later than ninety (90) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Final Closing Statement”) setting forth the final calculation of the Agreed Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement (the “Final Purchase Price”). Seller shall, at Purchaser’s request, supply reasonable documentation available to support any credit, charge, receipt or other item.  Seller shall afford Purchaser and its representatives the opportunity to review such statement and the supporting schedules, analyses, work papers, and other underlying records or documentation as are reasonably necessary and appropriate in Purchaser’s review of such statement.  Each party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto.  As soon as reasonably practicable but not later than the one hundred twentieth (120th) day following the Closing Date, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement. Seller and Purchaser shall undertake to agree on the final statement of the Final Purchase Price no later than one hundred fifty (150) days after the Closing Date (the “Final Settlement Date”).  Unless the parties are unable to reach agreement on the Final Closing Statement on or before the Final Settlement Date, then on the Final Settlement Date, (x) Purchaser shall pay to Seller the amount by which the Final Purchase Price exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Final Purchase Price, as applicable (in either case, the “Final Adjustment”).

In the event that Seller and Purchaser cannot reach agreement by the Final Settlement Date, either party may refer the remaining matters in dispute to a nationally-recognized independent accounting firm as may be mutually accepted by Purchaser and Seller, for review and final determination (the “Agreed Accounting Firm”).  If issues are submitted to the Agreed

45870756.5

42 of 55

Accounting Firm for resolution, Seller and Purchaser shall each enter into a customary engagement letter with the Agreed Accounting Firm at the time the issues remaining in dispute are submitted to the Agreed Accounting Firm.  The Agreed Accounting Firm will be directed to (i) review the statement setting forth Seller’s calculation of the Final Purchase Price and the records relating thereto only with respect to items identified by Purchaser in its written report containing changes to such statement that remain disputed immediately following the Final Settlement Date and (ii) determine the final adjustments.  Each party shall furnish the Agreed Accounting Firm such work papers and other records and information relating to the objections in dispute as the Agreed Accounting Firm may reasonably request and that are available to such party or its Affiliates (and such parties’ independent public accountants).  The parties will, and will cause their representatives to, cooperate and assist in the conduct of any review by the Agreed Accounting Firm, including, but not limited to, making available books, records and, as available, personnel as reasonably required.  The Agreed Accounting Firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 9.4.  The Agreed Accounting Firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both parties, without right of appeal and such decision shall constitute an arbitral award upon which a judgment may be entered by a court having jurisdiction thereof.  In determining the proper amount of any adjustment to the Final Purchase Price, the Agreed Accounting Firm shall not increase the Final Purchase Price more than the increase proposed by Seller nor decrease the Final Asset Value more than the decrease proposed by Purchaser, as applicable, and may not award damages or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the accounting firm.  Within ten (10) Business Days after the date on which the parties or the Agreed Accounting Firm, as applicable, finally determines the disputed matters and have executed the final settlement statement, (x) Purchaser shall pay to Seller the amount by which the Final Purchase Price exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Final Purchase Price, as applicable. Any post-Closing payment pursuant to this Section 9.4(b) shall bear interest at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date both Purchaser and Seller have executed the final settlement statement.  The Parties acknowledge that it is not the intent of this Agreement that either Party be deprived of material amounts of revenue or be burdened by material amounts of expense until the final adjustment pursuant to Section 9.4(b).  If at any time after Closing either Party believes it is owed material revenues or material expense reimbursement, which revenues and expense reimbursement owed shall be netted against revenues and expenses due the other Party, it may request payment from the other Party, not more frequently than monthly, and such Party shall make payment of any undisputed amounts within a commercially reasonable period of time.  For purposes of the immediately proceeding sentence, material shall mean an amount in excess of $1,000,000.

(c)           All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account of Seller as may be specified by Seller in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.  Upon execution of the Final Closing Statement by the parties and the payment of the Final

45870756.5

43 of 55

Adjustment by one party to the other, neither party shall have any further obligation to for any additional adjustments to the Purchase Price under Section 2.2.

ARTICLE 10
TERMINATION

Section 10.1                    Termination.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)           by mutual written consent of Seller and Purchaser;

(b)           by either Seller or Purchaser, if:

(i)
the Closing shall not have occurred on or before March 1, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available (A) to Seller, if any breach of this Agreement by Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (B) to Purchaser, if any breach of this Agreement by Purchaser has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(ii)
there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Body shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non appealable;

(c)           by Seller, if (i) any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality standard or a material adverse effect qualification shall not be further qualified); or (ii) Purchaser shall have failed to fulfill in any material respect any of its obligations under this Agreement; and, in the case of each of clauses (i) and (ii), such misrepresentation, or breach of warranty, if curable, has not been cured within ten (10) days after written notice thereof from Seller to Purchaser; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date; or

(d)           by Purchaser, if (i) any of the representations and warranties of Seller contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality or Material Adverse Effect qualification shall not be further qualified); or (ii) Seller shall have failed to fulfill in any material respect any of its obligations under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty or failure, if curable, has not been cured

45870756.5

44 of 55

within ten (10) days after written notice thereof from Purchaser to Seller; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date.

Section 10.2                    Effect of Termination.

If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 4.4, Section 5.6, Section 6.5, Section 7.5,  Section 11.8, Section 11.9 and Section 11.10 of this Agreement and this Article 10, the Section entitled “Definitions,” and Article 12  all of which shall continue in full force and effect).  Notwithstanding the foregoing, nothing contained in this Section 10.2 shall relieve any party from liability for Losses resulting from its breach of this Agreement.

Section 10.3                    Distribution of Deposit Upon Termination.

(a)           If Seller terminates this Agreement (i) because Purchaser has failed to comply with any provision of Sections 8.1(a), 8.1(b), 8.1(d), 8.1(g), or 8.1(h); or (ii) as the result of any default or breach by Purchaser of Purchaser’s obligations hereunder, and if Seller is not then in default in any material respect under this Agreement, then Seller may retain the Deposit with any earned interest, as its sole and exclusive remedy as liquidated damages, free of any claims by Purchaser or any other Person with respect thereto.  It is expressly stipulated by the parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the parties of such damages.

(b)           If this Agreement is terminated for any reason other than the reasons set forth in Section 10.3(a), then Seller shall deliver the Deposit to Purchaser without interest thereon, free of any claims by Seller or any other Person with respect thereto after Purchaser has satisfied any remaining obligations hereunder.

(c)           Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be entitled to receive interest on the Deposit, whether the Deposit is applied against the Purchase Price or returned to Purchaser pursuant to this Section 10.3.

ARTICLE 11
POST-CLOSING OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1                    Assumed Seller Obligations.

Subject to the indemnification by Seller under Section 11.3 and Section 11.12, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to obligations to (a) furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations, if any, (b) pay working interests,

45870756.5

45 of 55

royalties, overriding royalties and other interests held in suspense, (c) properly plug and abandon any and all wells (including, without limitation, the Wells), including inactive wells or temporarily abandoned wells, drilled on the Properties, as required by Law, (d) replug any well, wellbore, or previously plugged well on the Properties to the extent required by Governmental Body, (e) dismantle, salvage and remove any equipment, structures, materials, platforms, flow lines, and property of whatever kind related to or associated with operations and activities conducted on the Properties, (f) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws, (g) pay all Property Costs, (h) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases or with respect to the Mineral Interests and related contracts, or as required by applicable Laws (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”); provided, however, that the Assumed Seller Obligations shall not include, and Purchaser shall have no obligation to assume, any obligations or liabilities of Seller to the extent that they are (such excluded obligations and liabilities, the “Excluded Seller Obligations”):

(i)	attributable to or arise out of the Excluded Assets;

(ii)
attributable to or arising out of the actions, suits or proceedings, if any, set forth on Schedule 5.7(a), except in so far as they are attributable to or relate to the Assets for periods after the Effective Time;

(iii)	Retained Employee Liabilities; and

(iv)	Any improper disposal by Seller of materials regulated by Environmental Laws that were removed from the Assets and disposed of at a location other than the Assets.

Section 11.2                    Survival.

(a)           All representations and warranties of Seller and Purchaser contained herein shall expire on the date that is one hundred twenty (120) days after the Closing Date (the “Indemnity End Date”); provided, however, that the representations and warranties contained in Section 5.3, Section 5.4, Section 5.6, Section 5.8, Section 6.2, Section 6.3, and Section 6.5 (collectively, the “Fundamental Representations”) shall survive until the end of six months following the expiration of the applicable statute of limitations period.  Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement.  The covenants and other agreements of Seller and Purchaser set forth in this Agreement shall survive the Closing Date until fully performed.

(b)           No party hereto shall have any indemnification obligation pursuant to this Article 11 or otherwise hereunder unless it shall have received from the party seeking indemnification a written notice (a “Claim Notice”) of the existence of the claim for or in respect of which indemnification is being sought hereunder on or before the expiration of the applicable survival period set forth in Section 11.2(a).  If an Indemnified Party delivers a Claim Notice with respect to a representation or warranty to an Indemnifying Party before the expiration of the applicable

45870756.5

46 of 55

survival period set forth in Section 11.2(a), then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice.  A Claim Notice shall set forth with reasonable specificity (1) the basis for such claim under this Agreement, and the facts that otherwise form the basis of such claim and (2) to the extent reasonably estimable, an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate.

Section 11.3                    Indemnification by Seller.

From and after the Closing, subject to the terms and conditions of this Article 11 (including, without limitation, the survival and the timing requirement in Section 11.2) and subject to Purchaser’s indemnification obligations with respect to its representations and warranties herein, Seller shall jointly and severally indemnify, defend and hold harmless Purchaser and its directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and Affiliates and the successors and permitted assigns of this Agreement of Purchaser (collectively, the “Purchaser Indemnified Persons”) from and against any and all Losses asserted against, resulting from, imposed upon, or incurred or suffered by any Purchaser Indemnified Person to the extent resulting from, arising out of or relating to:

(a)           any breach of any representation of Seller contained in this Agreement or confirmed in any certificate furnished by or on behalf of Seller in connection with this Agreement REGARDLESS OF FAULT;

(b)           any breach or nonfulfillment of or failure to perform any covenant or agreement of Seller contained in this Agreement REGARDLESS OF FAULT or confirmed in any certificate furnished by or on behalf of Seller in connection with this Agreement; and

(c)           any Excluded Seller Obligations.

Section 11.4                    Indemnification by Purchaser.

From and after the Closing, subject to the adjustments to the Purchase Price for purposes of the Closing Statements contained in Section 2.2 and the terms and conditions of this Article 11 (including, without limitation, the survival and timing requirements of Section 11.2), and subject to Seller’s indemnification obligations with respect to its representations and warranty obligations herein, Purchaser shall indemnify, defend and hold harmless Seller, Seller’s Affiliates, and each of their respective managers, general partners, directors, officers, employees, agents, consultants, equity owners, stockholders, advisors and other representatives (including legal counsel, accountants and financial advisors), and Seller’s predecessors-in-interest (all such persons referred to collectively as the “Seller Indemnified Persons”) from and against any and all Losses, asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Person, directly or indirectly, to the extent resulting from, arising out of, or relating to:

45870756.5

47 of 55

(a)           any breach of any representation of Purchaser contained in this Agreement or confirmed in any certificate furnished by or on behalf of Purchaser to Seller in connection with this Agreement REGARDLESS OF FAULT;

(b)           any breach or nonfulfillment of or failure to perform any covenant or agreement of Purchaser contained in this Agreement REGARDLESS OF FAULT or confirmed in any certificate furnished by or on behalf of Purchaser to Seller in connection with this Agreement;

(c)           the ownership, use or operation of the Assets including without limitation any and all Property Costs (other than any Excluded Seller Obligations) whether before or after the Effective Time;

(d)           the Assumed Seller Obligations REGARDLESS OF FAULT;

(e)           Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, REGARDLESS OF FAULT; and

(f)           Any other indemnity obligations of Purchaser contained herein, including without limitation, Section 4.4.

Section 11.5                    Indemnification Proceedings.

(a)           In the event that any claim or demand for which Seller or Purchaser (such Person, an “Indemnifying Party”) may be liable to a Purchaser Indemnified Person under Section 11.3 or to an Seller Indemnified Person under Section 11.4 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party, other than to the extent a claim is sought under Section 11.12 (a “Third Party Claim,”) the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim by delivery of a Claim Notice, provided that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11, except (and solely) to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim is actually and materially prejudiced thereby.  The Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice from the Indemnified Party (in this Section 11.5, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party.  The Indemnifying Party shall have the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Party (i) notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third Party Claim, (ii) uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conducts the defense of such Third Party Claim in an active and diligent manner.  If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that

45870756.5

48 of 55

notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim).  If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).  If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period or otherwise is not entitled to assume such defense), the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)           Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party, shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) at the reasonable expense of the Indemnifying Party, as to which the Indemnifying Party fails to assume the defense during the Notice Period after the Indemnified Party gives notice thereof to the Indemnifying Party or (ii) at the reasonable expense of the Indemnifying Party, to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party.  The Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)           In any case in which an Indemnified Party seeks indemnification hereunder and no Third Party Claim is involved, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within a reasonably prompt period of time after an officer of such Indemnified Party or its Affiliates has obtained knowledge of the Loss giving rise to indemnification hereunder.  The failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11 except to the extent such

45870756.5

49 of 55

failure results in insufficient time being available to permit the Indemnifying Party to effectively mitigate the resulting Losses or otherwise prejudices the Indemnifying Party.

(d)           Neither Seller nor Purchaser shall have any liability for any indemnification under Section 11.3(a) or Section 11.4(a) resulting from a breach of representation or warranties until and unless the amount of the liability for any individual claim or series of claims arising out of the same or similar set of facts for which a Claim Notice is delivered by Purchaser or Seller, as applicable, exceeds $50,000.

Section 11.6                    Limitations on Indemnities.

Solely for purposes of calculating the amount of Losses incurred arising out of or relating to any breach or inaccuracy of a representation or warranty (and not for determining whether a breach has occurred), the references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) shall be disregarded.

Section 11.7                    Release.

EXCEPT WITH RESPECT TO POST-CLOSING REMEDIATION AGREED TO PURSUANT TO SECTION 4.3 (IF ANY), AND CLAIMS OR DEMANDS FOR WHICH A CLAIM NOTICE HAS BEEN SENT TO SELLER PRIOR TO THE INDEMNITY END DATE, AT THE CLOSING PURCHASER HEREBY RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNIFIED PERSONS FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER INDEMNIFIED PERSONS, RELATING DIRECTLY OR INDIRECTLY TO THE CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER CERCLA, REGARDLESS OF FAULT.

Section 11.8                    Disclaimers.

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c), IN THE CONVEYANCE, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE,

45870756.5

50 of 55

AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES.

(b)           EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c), IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR  RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS (INCLUDING THOSE CONTEMPLATED IN LOUISIANA CIVIL CODE ARTICLES 2475, AND 2520 THROUGH 2548), FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE  MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)           EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO

45870756.5

51 of 55

BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 11.9                    Recording.

As soon as practicable after Closing, Purchaser shall record the Conveyances in the appropriate counties and/or parishes and provide Seller with copies of all recorded or approved instruments.  The Conveyances are intended to convey all of the Properties being conveyed pursuant to this Agreement.  Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a Governmental Body are conveyed under the Conveyances and also are described and covered by other separate assignments made by Seller to Purchaser on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements.  The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyances attached as Exhibit B.  Further, such assignments shall be deemed to contain the special warranty of title of Seller and all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyances as fully and only to the extent as though they were set forth in each such separate assignment.

Section 11.10          Non-Compensatory Damages.

None of the Purchaser Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Purchaser, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Purchaser, on behalf of each of the Purchaser Indemnified Parties, and Seller, on behalf of each of Seller Indemnified Parties, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Section 11.11     Disclaimer of Application of Anti-Indemnity Statutes.

The parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

        Section 11.12                  Tax Indemnification.

(a)           Seller shall be liable for, and covenants and agrees to indemnify and hold harmless the Purchaser and its Affiliates from and against, any and all liabilities incurred by Purchaser or its Affiliates for Taxes for which Seller bears responsibility pursuant to Section 1.4(c) hereof.

45870756.5

52 of 55

(b)           Purchaser shall be liable for, and covenants and agrees to indemnify and hold harmless Seller and its Affiliates from and against, any and all liabilities incurred by any of Seller or its Affiliates for Taxes for which Purchaser bears responsibility pursuant to Section 1.4(c) and Section 12.3 of this Agreement.

(c)           If a party (the “Tax Indemnified Party”) determines that it or any of its Affiliates is or may be entitled to indemnification by another Party (the “Tax Indemnifying Party”) under Section 11.12(a) or 11.12(b) hereof, the Tax Indemnified Party will promptly deliver to the Tax Indemnifying Party a written notice and demand therefor (the “Tax Notice”) specifying the basis for indemnification and, if known, the amount for which the Tax Indemnified Party reasonably believes it or any of its Affiliates is entitled to be indemnified (a “Tax Claim”), together with any supporting documentation (including, if applicable, any relevant notice from any Taxing Authority).  The Tax Notice must be received by the Tax Indemnifying Party no later than thirty (30) days before the expiration of the applicable Tax statute of limitations; provided, however, that if the Tax Indemnified Party does not receive notice from the applicable Taxing Authority (“Taxing Authority Notice”) that an item exists that could give rise to a Tax Claim more than thirty (30) days before the expiration of the applicable Tax statute of limitations, then the Tax Notice must be received by the Tax Indemnifying Party as promptly as practicable after the Tax Indemnified Party receives the Taxing Authority Notice (but in no event more than five (5) Business Days after the Tax Indemnified Party receives the Taxing Authority Notice).  If the Tax Indemnifying Party objects to the Tax Claim in the manner set forth in Section 11.12(d) hereof, then the Tax Indemnifying Party shall not be liable to make an indemnification payment to the Tax Indemnified Party until there is a determination by the Agreed Accounting Firm or a Final Determination regarding the Tax Claim, as the case may be, and any such indemnification payment will be paid by the Tax Indemnifying Party to the Tax Indemnified Party in the amount determined by the Agreed Accounting Firm or in the Final Determination regarding the Tax Claim within thirty (30) days after the date of such determination or Final Determination, as the case may be.  In all other cases, the Tax Indemnifying Party will pay the Tax Indemnified Party the amount set forth in the Taxing Authority Notice, in cash or other immediately available funds, within thirty (30) days after receipt of the Taxing Authority Notice; provided, however, that if the amount for which the Tax Indemnified Party reasonably believes it is entitled to be indemnified is not known at the time of the Taxing Authority Notice, the Tax Indemnifying Party shall pay the amount known to be due and the Tax Indemnified Party will deliver to the Tax Indemnifying Party a further Taxing Authority Notice specifying the unknown amount as soon as reasonably practicable after such amount is known and payment will then be made as set forth above.

(d)           The Tax Indemnifying Party may object to the Tax Claim (or the amount thereof) set forth in any Taxing Authority Notice by giving the Tax Indemnified Party, within thirty (30) days following receipt of such Taxing Authority Notice, written notice setting forth the Tax Indemnifying Party’s grounds for so objecting (the “Tax Objection Notice”).  If the Tax Indemnifying Party does not give the Tax Indemnified Party the Tax Objection Notice within such thirty (30) day period, the Tax Indemnified Party may exercise any and all of its rights under applicable Law and this Agreement to collect such amount.

(e)           The amount of a Tax Claim shall be the amount of Taxes payable by the Tax Indemnified Party net of the present value of any anticipated benefit to the Tax Indemnified

45870756.5

53 of 55

Party or any of its Affiliates attributable to any Tax item resulting from the facts underlying such Tax Claim.

(f)            If the Tax Indemnified Party and the Tax Indemnifying Party are unable to settle any dispute regarding a Tax Claim within thirty (30) days after receipt of the Tax Objection Notice, the Tax Indemnified Party and the Tax Indemnifying Party will jointly request the Agreed Accounting Firm to resolve the dispute as promptly as possible.

(g)           Failure by the Tax Indemnified Party to promptly deliver to the Tax Indemnifying Party a Taxing Authority Notice in accordance with Section 11.12(c) hereof will not relieve the Tax Indemnifying Party of any of its obligations under this Agreement except to the extent the Tax Indemnifying Party is prejudiced by such failure.

(h)           This Section 11.12 shall survive until the end of the six month period following the applicable statute of limitations period.

ARTICLE 12
MISCELLANEOUS

Section 12.1                    Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2                    Notices.

All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:	Merit Energy Company
13727 Noel Road, Ste 500
Dallas, Texas 75240
Attention: General Counsel
Telephone: 972-701-8377
Telecopy: 972-960-1252

With a copy to (which:	Merit Energy Company
shall not constitute	13727 Noel Road, Ste. 500
notice to Seller):	Dallas, Texas 75240
Attention: Director – Acquisitions and Divestitures
Telephone: 972-701-8377
Telecopy: 972-960-1252

If to Purchaser:	Linn Energy Holdings, LLC
600 Travis Street, Ste. 1500

45870756.5

54 of 55

Houston, Texas 77002 Attn: Charlene A. Ripley, Sr. Vice President, General Counsel and Corporate Secretary

Either party may change its address for notice by notice to the other in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 12.3                    Sales or Use Tax Recording Fees and Similar Taxes and Fees.

Purchaser shall bear any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees (collectively “Transfer Taxes”) incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement.  Seller will determine, and Purchaser will cooperate with Seller in determining the amount of any Transfer Taxes, if any, that is due in connection with the transactions contemplated by this Agreement and Purchaser agrees to pay any such Transfer Tax to Seller or to the appropriate Governmental Body.  If any of the transactions contemplated by this Agreement are exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.

Section 12.4                    Expenses.

Except as otherwise expressly provided in Section 12.3, or elsewhere in this Agreement, (a) all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and (b) all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.5                    Change of Name.

As promptly as practicable, but in any case within ninety (90) days after the Closing Date, Purchaser shall eliminate the names “Merit Energy Company”, “Merit” and any variants thereof and any names of Seller’s Affiliates and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 12.6                    Governing Law and Venue.

THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF

45870756.5

55 of 55

THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.

Section 12.7                    Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.8                    Waivers.

Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  The rights of Seller and Purchaser under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 12.9                    Assignment.

No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party.    Notwithstanding the foregoing, Purchaser may, upon written notice to Seller, assign all or part of its interest in this Agreement to one or more Affiliates of Purchaser, provided that Purchaser shall remain responsible for any obligations hereunder including, without limitation, the indemnification provisions of Article 11.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.10                  Entire Agreement.

The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

Section 12.11                  Amendment.

(a)           This Agreement may be amended or modified only by an agreement in writing executed by the  parties hereto.

(b)           No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 12.12                  No Third-Party Beneficiaries.

45870756.5

56 of 55

Nothing in this Agreement shall entitle any Person other than Purchaser or Seller to any claims, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Persons and Purchaser Indemnified Persons (provided, however, any claim for indemnity hereunder on behalf of an Seller Indemnified Person or an Purchaser Indemnified Person must be made and administered by a party to this Agreement).

Section 12.13                  References.

In this Agreement:

(a)           References to any gender includes a reference to all other genders;

(b)           References to the singular includes the plural, and vice versa;

(c)           Reference to any Article or Section means an Article or Section of this Agreement;

(d)           Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)           Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)           “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term; and

(g)           Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the Definitions section hereof.

Section 12.14                  Construction.

Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent party would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.  In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.

Section 12.15                  Conspicuousness.

The parties agree that provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

45870756.5

57 of 55

Section 12.16                  Severability.

If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law.

Section 12.17                  Time of Essence.

Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.18                  Limitation on Damages.

Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the parties acknowledge that this Agreement does not authorize one party to sue for or collect from the other party its own punitive damages, or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby and each party expressly waives for itself and on behalf of its Affiliates, any and all Claims it may have against the other party for its own such damages in connection with this Agreement and the transactions contemplated hereby.

Section 12.19                  Access for Financial Reporting Purposes.

At the Closing, Seller acknowledges that Purchaser and/or its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the Assets (“Financial Statements”) in documents filed with the SEC by Purchaser and/or its Affiliates pursuant to the Securities Act of 1933, as amended, and that such Financial Statements may be required to be audited.  In that regard, Seller shall provide Purchaser reasonable access to such records (to the extent such information is available) and personnel of Seller as Purchaser may reasonably request to enable Purchaser, and its representatives and accountants, at Purchaser’s sole cost and expense, to create and audit any Financial Statements that Purchaser deems necessary.  Notwithstanding the foregoing, (i) Seller shall in no event be required to create new records relating to the Assets and (ii) the access to be provided to Purchaser pursuant to this Section 8.6 shall not interfere with Seller’s ability to prepare its own financial statements or its regular conduct of business and shall be made available during Seller’s normal business hours.  If reasonably required to accomplish the foregoing, and at the sole cost and expense of Purchaser, Seller will provide suitable electronic detail in the form of lease operating statements by property adequately supporting all statements provided.

45870756.5

58 of 55

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

45870756.5

59 of 55

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER:

MERIT MANAGEMENT PARTNERS I, L.P.
MERIT MANAGEMENT PARTNERS II, L.P.
MERIT MANAGEMENT PARTNERS III, L.P.
MERIT ENERGY PARTNERS III, L.P.

By:          Merit Management Partners GP, LLC,
its general partner

By: /s/ Christopher S. Hagge

Name: Christopher S. Hagge
Title: Assistant Secretary

MERIT ENERGY PARTNERS D-III, L.P.

By:          Merit Management Partners I, L.P.,
its general partner

By:          Merit Management Partners GP, LLC,
its general partner

By: /s/ Christopher S. Hagge
Name: Christopher S. Hagge
Title: Assistant Secretary

MERIT ENERGY PARTNERS E-III, L.P.

By:          Merit Management Partners II, L.P.,
its general partner

By:           Merit Management Partners GP, LLC,
    its general partner

By: /s/ Christopher S. Hagge
Name: Christopher S. Hagge
Title: Assistant Secretary

MERIT ENERGY PARTNERS F-III, L.P.

By:           Merit Management Partners III, L.P.,
its general partner

By:          Merit Management Partners GP, LLC,
its general partner

By: /s/ Christopher S. Hagge
Name: Christopher S. Hagge
Title: Assistant Secretary

PURCHASER:

LINN ENERGY HOLDINGS, LLC

By: /s/ Mark E. Ellis
Name: Mark E. Ellis
Title: President & COO

EXHIBIT A
TO
PURCHASE AND SALE AGREEMENT
DATED NOVEMBER ___, 2009 BY AND BETWEEN
MERIT MANAGEMENT PARTNERS I, L.P., ET AL, AS SELLER
AND
LINN ENERGY HOLDINGS, LLC, AS PURCHASER

[LEASES]

EXHIBIT A-1
TO
PURCHASE AND SALE AGREEMENT
DATED NOVEMBER ___, 2009 BY AND BETWEEN
MERIT MANAGEMENT PARTNERS I, L.P., ET AL, AS SELLER
AND
LINN ENERGY HOLDINGS, LLC, AS PURCHASER

[WELLS AND UNITS]

EXHIBIT B
TO
PURCHASE AND SALE AGREEMENT
DATED NOVEMBER ___, 2009 BY AND BETWEEN
MERIT MANAGEMENT PARTNERS I, L.P., ET AL, AS SELLER
AND
LINN ENERGY HOLDINGS, LLC, AS PURCHASER

FORM OF ASSIGNMENT, CONVEYANCE AND BILL OF SALE

THIS ASSIGNMENT, CONVEYANCE AND BILL OF SALE (this “Assignment”), is made and entered this [___] day of [______], 2009, but is effective as of November 1, 2009, at 7:00 a.m. Central Daylight Time (the “Effective Time”), from [MERIT MANAGEMENT PARTNERS I, L.P., ___________] [ALSO TO ADD NPI PARTNERSHIPS], all Delaware limited partnerships (collectively, “Assignor”), whose addresses are 13727 Noel Road, Suite 500, Dallas, Texas 75240, and Linn Energy Holdings, LLC, a Delaware limited liability company (“Assignee”), whose address is 600 Travis Street, Ste. 5100, Houston, Texas 77002.

WITNESSETH:

This Assignment is made pursuant to the terms of that certain Purchase and Sale Agreement dated October __, 2009 by and among Merit Management Partners I, L.P., et al., and Assignee (the “Purchase and Sale Agreement”).  All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase and Sale Agreement.

That Assignor, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby sell, transfer, assign, and convey to Assignees, all of Assignor’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (less and except the Excluded Assets, as such term is defined below) (collectively, the “Assets”):

(a)           All of (i) the oil and gas leases; subleases and other leaseholds; net profits interests; carried interests; farmout rights; options; and other properties and interests described on Exhibit A (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Seller has in and to the lands covered by the Leases or the lands currently pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b)           All oil, gas, water, disposal or injection wells located on or associated with the Lands, whether producing, shut-in, or abandoned, including the wells shown on Exhibit A-1, whether producing, shut-in, or temporarily abandoned (even to the extent not located on the Lands) (collectively, the “Wells”);

(c)           All interest of Seller derived from the Leases in or to any currently existing pools or units which include any Lands or all or a part of any Leases or include any Wells, including those pools or units shown on Exhibit A-1 (the “Units”; the Units, together with the Leases,

Lands and Wells, being hereinafter referred to as the “Properties”), and including all interest of Seller derived from the Leases in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(d)           All contracts, agreements and instruments by which the Properties are bound, or that relate to or are otherwise applicable to the Properties, only to the extent applicable to the Properties rather than Seller’s other properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Properties or the production of Hydrocarbons produced in association therewith from the Properties, including those identified on Schedule 1.2(d) (hereinafter collectively referred to as “Contracts”), but excluding any master service agreements and any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7 and provided that “Contracts” shall not include the instruments constituting the Leases;

(e)           All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Easements”) appurtenant to, and used or held for use in connection with the Properties (including those identified on Schedule 1.2(e)), but excluding any permits and other rights to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7;

(f)   All equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties owned by Seller and used or held for use primarily in connection with the operation of the Properties (other than vehicles or vessels which are addressed specifically by Section 1.2(k)) (collectively, “Equipment”);

(g)           All flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, in connection with the operation of the Properties, including those identified on Schedule 1.2(g) (“Pipelines” and, together with the Equipment and Wells, “Personal Property”);

(h)           All Hydrocarbons produced from or attributable to the Leases, Lands, and Wells from and after the Effective Time;

(i)   All Imbalances;

(j)   All lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; interpretive data, technical evaluations and technical outputs; and other books, records, data, files, and accounting records, in each case to the extent related to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any

Transfer Requirement that is not satisfied pursuant to Section 7.7, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Seller’s or any of its Affiliates’ legal counsel (other than title opinions), (iv) reserve studies and evaluations, and (v) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); provided, however, that Seller may retain the originals of such Records as Seller has reasonably determined may be required for existing litigation, tax, accounting, and auditing purposes;

(k)           Those vehicles and vessels specifically listed on Schedule 1.2(k); and

(l)   All Geological Data specifically listed on Schedule 1.2(l).

provided, however, that notwithstanding the foregoing, the Assets shall not include, and Assignor hereby reserves and retains, all of the Excluded Assets.

TO HAVE AND TO HOLD to Assignee, its successors and assigns, forever, subject to the Permitted Encumbrances, as such term is defined in the Purchase and Sale Agreement, and the other terms and provisions hereof and of the Purchase and Sale Agreement referred to below.

This Assignment is made by Assignor and accepted by Assignees subject to the following terms and conditions:

1.           Effective Time.  This Assignment shall be effective as of the Effective Time.

2,           Purchase and Sale Agreement.  This Assignment is expressly made subject to the Purchase and Sale Agreement.  In the event of a conflict between this Assignment and the Purchase and Sale Agreement, the Purchase and Sale Agreement shall control.  Capitalized terms used and not otherwise defined herein are used with the meanings given thereto in the Purchase and Sale Agreement.

3.           Disclaimers.

EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 4 HEREOF OR IN ARTICLE 3 OF THE PURCHASE AND SALE AGREEMENT, (i) ASSIGNOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) ASSIGNOR EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO ASSIGNEE OR ANY OF ASSIGNEE’S AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ASSIGNEE BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF ASSIGNOR OR ANY OF ITS AFFILIATES).  IN PARTICULAR, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 OF THE PURCHASE AND SALE AGREEMENT, AND WITHOUT LIMITING THE GENERALITY OF THE

FOREGOING, ASSIGNOR EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR  RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY ASSIGNOR OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO ASSIGNEE OR ITS AFFILIATES, OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AND SALE AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4 HEREOF ASSIGNOR FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A ASSIGNEE UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT ASSIGNEE SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT ASSIGNEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS ASSIGNEE DEEMS APPROPRIATE.

Assignor and Assignee agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 3 are “conspicuous” disclaimers for the purpose of any applicable Law.

4.           Special Warranty of Title.  This Assignment is made, executed, and delivered without warranty of title, either express or implied, even as to a return of the purchase price, except that Assignor specially warrants and agrees to defend Defensible Title, as such term is defined in the Purchase and Sale Agreement, to the Assets against the claims and demand of all Persons claiming by, through, or under Assignor or its Affiliates, but not otherwise, up to the Allocated Value thereof and subject to the applicable limitations and provisions of Article 11 of the Purchase and Sale Agreement, but with full right of substitution and subrogation of Assignee in and to all claims Assignor has or may have against all preceding owners.

5.           Assumption by Assignee.  In addition to their other obligations under this Agreement, Assignee shall comply with all Laws, Leases, Applicable Contracts (including all joint and unit operating agreements) and prevailing industry standards relating to (i) the plugging, abandonment and/or replugging of all Wells, including inactive Wells or temporarily abandoned Wells, included in the Assets or otherwise drilled on the Lands, (ii) the dismantling or decommissioning and removal of any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties, or otherwise, pursuant to the Leases or Applicable Contracts and (iii) the clean up, restoration and/or remediation of the Lands covered by the Leases or related to the Assets (collectively, the “P&A Obligations”).  Subject to the indemnification by certain members of Assignor under Section 11.3 of the Purchase and Sale Agreement, on the Closing Date, Assignee shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Assignor, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to obligations to (a) furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations, if any, (b) pay working interests, royalties, overriding royalties and other interests held in suspense, (c) properly plug and abandon any and all wells (including, without limitation, the Wells), including inactive wells or temporarily abandoned wells, drilled on the Properties, as required by Law, (d) replug any well, wellbore, or previously plugged well on the Properties to the extent required by Governmental Body, (e) dismantle, salvage and remove any equipment, structures, materials, platforms, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties, (f) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws, (g) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases or with respect to the Mineral Interests and related contracts, or as required by applicable Laws (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Assignor Obligations”); provided, however, that the Assumed Assignor Obligations shall not include, and Assignee shall have no obligation to assume, any obligations or liabilities of Assignor to the extent that they are (such excluded obligations and liabilities, the “Excluded Assignor Obligations”):

(i)   attributable to or arise out of the Excluded Assets;

(ii)           attributable to or arising out of the actions, suits or proceedings, if any, set forth on Schedule 5.7(a) of the Purchase and Sale Agreement, except in so far as they are attributable to or relate to the Assets for periods after the Effective Time; and

(iii)          Retained Employee Liabilities.

6.           Further Assignments.  Assignees acknowledge that this Assignment is a global assignment intended for filing with the applicable counties and parishes in Texas and Louisiana, and that Assignees and Assignor have separately entered into multiple assignments for the purpose of recording the assignment of the Assets with the Minerals Management Service.

7.           Covenants Running with the Land.  The terms and provisions hereof shall be deemed to be covenants running with the Lands, Leases, and other interests covered hereby and shall extend to, bind and inure to the benefit of the parties hereto, their heirs, successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, this Assignment is executed by the duly authorized officers or representatives of the parties as of the date first hereinabove written.
ASSIGNOR:

WITNESSES:	MERIT MANAGEMENT PARTNERS I, L.P.

Name:
Title:

Name:
Title:

Name:
Title:

Name:
Title:

ASSIGNEE:

WITNESSES:	[_______________________]

By:
Name:
Title:

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

BEFORE ME, the undersigned Notary Public, on this day personally appeared [________], known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he, being fully authorized to do so, executed and delivered the same as [_______] of the above-listed affiliates of Merit Management Partners GP, LLC, on the day and year therein mentioned and as the act and deed of said corporation, for the purpose and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this [__] day of [______], 2009.

____________________________________
Notary Public

My Commission Expires:_______________

EXHIBIT C
TO
PURCHASE AND SALE AGREEMENT
DATED NOVEMBER ___, 2009 BY AND BETWEEN
MERIT MANAGEMENT PARTNERS I, L.P., ET AL, AS SELLER
AND
LINN ENERGY HOLDINGS, LLC, AS PURCHASER

FORM OF INDEMNITY AGREEMENT

This Indemnity Agreement is executed on _____________, 2009 (the “Effective Date”), by and among [Insert appropriate Merit partnerships], each a Delaware limited partnership (together, "Indemnifying Parties", individually, “Indemnifying Party”), and Linn Energy Holdings, LLC, a Delaware limited liability company ("Indemnified Party").

WHEREAS, Indemnifying Parties, as seller, and Indemnified Party, as purchaser, entered into that certain Purchase and Sale Agreement, dated November __, 2009, (the “PSA”); and

WHEREAS, pursuant to Section 3.4(d)(ii) of the PSA, Indemnifying Parties desire to indemnify and hold Indemnified Party harmless with respect to certain losses associated with certain Title Defects (as defined in the PSA), as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Indemnification by Indemnifying Parties.  Indemnifying Parties hereby indemnify and hold harmless the Indemnified Party from and against loss of property value, as well as reasonable outside counsel attorney fees and other actual and reasonable third-party costs and expenses of investigation and litigation (“Losses”) arising out of or attributable to Third Party Claims (as defined below) relating to the Title Defects identified on Exhibit A attached hereto and incorporated herein by reference (individually, a “Subject Title Defect”, collectively, the “Subject Title Defects”), up to the amount attributed to each Subject Title Defect, which amount is also identified on Exhibit A (with respect to each Subject Title Defect, the “Individual Defect Amount”, with respect to the aggregate amount for all Subject Title Defects identified on Exhibit A, the “Aggregate Defect Amount”).

2.   Limits on Indemnification, Dispute regarding Losses

(a)         Notwithstanding anything in the PSA or this Agreement to the contrary, the Indemnified Party and the Indemnifying Parties hereby agree and acknowledge that the Indemnified Party’s sole and exclusive remedy with relation to Losses suffered by the Indemnified Party relating to all Subject Title Defects shall be limited to the Aggregate Defect Amount and with relation to Losses suffered by the Indemnified Party regarding any individual Subject Title Defect shall be limited to the corresponding Individual Defect Amount.

55 of 55

Additionally, notwithstanding anything in the PSA or this Agreement to the contrary, the Indemnified Party’s sole and exclusive remedy with respect to any and all claims, liabilities, suits, controversies, losses, costs and expenses relating to the Subject Title Defects shall be limited to a claim for reimbursement of Losses pursuant to this Agreement. Each of the parties to this Agreement expressly waives and agrees not to seek, and to cause its affiliates not to seek, indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind with respect to any dispute arising under, related to, or in connection with this Agreement or the Subject Title Defects.

(b)         For purposes of calculating the amount of any Losses payable by the Indemnifying Parties, the amount of such Losses shall be determined as agreed upon by the Indemnifying Parties and the Indemnified Party with reference to the applicable Individual Defect Amount in accordance with the terms of, and subject to the limitations contained in, this Agreement and with regard to the portion of the Individual Defect Amount that is affected by a Third Party Claim.  In the event the parties to this Agreement are unable to agree upon the amount of any Losses, the dispute shall be exclusively and finally resolved pursuant to this Section 2(b). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the properties constituting the Subject Title Defect are located, as selected by mutual agreement of the parties hereto (the "Title Expert"). The Title Expert's determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon all parties to this Agreement, without right of appeal. In making his determination, the Title Expert shall be bound by the rules and limitations set forth in this Agreement and may consider such other matters as in the opinion of the Title Expert are necessary or helpful to make a proper determination. The Title Expert may allow the parties to make written submissions of their positions in the manner and to the extent the Title Expert deems appropriate, and the Title Expert may call on the parties to submit such other materials as the Title Expert deems helpful and appropriate to resolution of the dispute.  Additionally, the Title Expert may consult with and engage disinterested third parties to advise the Title Expert, including without limitation petroleum engineers. The parties hereto shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the Title Expert, including any costs incurred by the Title Expert that are attributable to such third party consultation. Within ten (10) days after the Title Expert delivers written notice to the parties to this Agreement of his award with respect to the disputed Losses, the Indemnifying Parties shall pay to the Indemnified Party the amount, if any, so awarded by the Title Expert to the Indemnified Party.

                (c)         Claims by the Indemnified Party for reimbursement for Losses pursuant to this Agreement shall be limited to claims made within the Claim Period (as defined below).  To the extent the Indemnified Party fails to notify the Indemnifying Parties of any claims for reimbursement for Losses within the Claim Period, the Indemnified Party shall be deemed to have waived any right to reimbursement for any Losses or any other damages the Indemnified Party may have suffered or incurred with respect to any such Subject Title Defect.

                3.           Indemnification Proceedings.

55 of 55

     (a)        At any time prior to the date which is four (4) years following the Effective Date (the “Claim Period”), the Indemnified Party will have the right to notify the Indemnifying Parties in writing that the Indemnified Party is making an indemnification claim for reimbursement for any Losses incurred or reasonably anticipated to be incurred with respect to any third party claim regarding title to or ownership of an interest in a property which is identified as a Subject Title Defect.  In the event that any third party makes a claim regarding title to or ownership of an interest in a property which is identified as a Subject Title Defect for which the Indemnifying Parties may be liable to the Indemnified Party pursuant to Section 1 above (a "Third Party Claim"), the Indemnified Party shall with reasonable promptness notify the Indemnifying Parties of such Third Party Claim by delivery of a written notice to the Indemnifying Parties (a “Claim Notice”), provided that the failure or delay to so notify the Indemnifying Parties shall not relieve the Indemnifying Parties of their obligations under this Agreement, except to the extent that the Indemnifying Parties demonstrate that their defense of such Third Party Claim is materially prejudiced thereby. The Indemnifying Parties shall have thirty (30) days from receipt of the Claim Notice from the Indemnified Party (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Parties desire, at the Indemnifying Parties' sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Parties, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Parties. The Indemnifying Parties shall have the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Parties (i) notify the Indemnified Party during the Notice Period that the Indemnifying Parties are assuming the defense of such Third Party Claim, (ii) use counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conduct the defense of such Third Party Claim in an active and diligent manner. If the Indemnifying Parties are entitled to, and do, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the Indemnifying Parties elect (and are entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Parties without the Indemnified Party's written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Parties (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld). If the Indemnifying Parties elect not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Parties; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any of the Indemnifying Parties without the prior written consent of such Indemnifying Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

55 of 55

        (b)         Notwithstanding the foregoing, the Indemnifying Parties shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) at the reasonable expense of the Indemnifying Parties, as to which the Indemnifying Parties fail to assume the defense during the Notice Period after the Indemnified Party gives notice thereof to the Indemnifying Parties or (ii) at the reasonable expense of the Indemnifying Parties, to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party. The Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Parties without the prior written consent of the Indemnifying Parties (which consent shall not be unreasonably withheld, conditioned or delayed).

               4.           Tax Treatment of Indemnification Payments.  All indemnification payments pursuant to this Agreement shall be treated as adjustments to the Purchase Price (as defined in the PSA).

5.           Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

        6.           Notice.  All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Indemnifying Parties:
c/o Merit Energy Company, LLC
13727 Noel Road, Ste. 500
Dallas, Texas 75240
Attention:  Christopher S Hagge
Telephone:  972-701-8377
Facsimile:  972-628-1948

and
Attention: Jason Lindmark
Telephone: 972-701-8377
Facsimile: 972-628-1881

If to Indemnified Party:	________________________ ________________________ ________________________ ________________________

Any party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

55 of 55

         7.           Governing Law and Venue.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN HARRIS COUNTY, TEXAS.

8.           Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

9.           Waivers.  Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.         Assignment.  No party to this Agreement shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other parties. Notwithstanding the preceding, however, either of the Indemnifying Parties may, without the Indemnified Party’s consent, assign its rights and duties hereunder to a successor to all or substantially all of such Indemnifying Party’s business or assets.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.         Amendment.

                 (a)   This Agreement may be amended or modified only by an agreement in writing executed by the parties hereto.

                 (b)   No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

         12.        No Third-Party Beneficiaries.  Nothing in this Agreement shall entitle any Person (as defined in the PSA) other than the parties to this Agreement to any benefit, claims, remedy or right of any kind.

13.         Construction.  Each of the parties to this Agreement has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm's-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against any party.

        14.         Severability.  If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or

55 of 55

legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to any party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law (as defined in the PSA).

[SIGNATURE PAGE FOLLOWS.]

55 of 55

        IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

“INDEMNIFYING PARTIES”

[Applicable Merit Partnerships]

By:
Name:
Title:

“INDEMNIFIED PARTY”

[_____________________]

By: _______________________
Name: ____________________
Title: ______________________

[TO ADD: EXHIBIT A - SUBJECT TITLE DEFECTS AND AMOUNTS]

55 of 55

EXHIBIT D

Attached to That Certain
Purchase and Sale Agreement
By and Between

MERIT MANAGEMENT PARTNERS I, L.P., MERIT ENERGY PARTNERS III, L.P., AND MERIT ENERGY PARTNERS D-III, L.P., as SELLER,
and
LINN ENERGY HOLDINGS, LLC, as PURCHASER

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement ("Agreement") is made and entered into as of this day of October __, 2009, by and between MERIT ENERGY COMPANY, LLC (hereinafter “MEC”) and LINN ENERGY HOLDINGS, LLC (hereinafter "Owner").

WITNESSETH:

WHEREAS, Owner, as purchaser, and certain affiliates of MEC, as seller (“Seller”), have entered into that certain Purchase & Sale Agreement dated November ___ , 2009 (the "Asset Purchase Agreement"), pursuant to which Owner will acquire from certain affiliates of Seller certain Assets (as defined in the Asset Purchase Agreement); and

WHEREAS, in order to provide for an efficient transfer of operations from Seller to Owner following Closing, Owner desires to obtain services from MEC to assist Owner in the operation of the Assets during the term of this Agreement; and

WHEREAS, MEC is agreeable to providing such services pursuant to the terms hereof;

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, Seller, MEC and Owner (sometimes referred to collectively herein as "Parties") agree as follows:

1.           Services

From the Closing Date (as defined in the Asset Purchase Agreement) to the Termination Date as defined in Section 7 below, MEC will provide such services to Owner concerning the Assets as more fully described on Exhibit A, “Scope of Work” attached hereto (the “Services”), as Owner may from time to time request.

2.           Employment Status

All persons providing services on behalf of MEC under this Agreement shall remain employees of MEC or one of its affiliates and each shall continue to be paid by and to enjoy the benefits to which he is entitled as an employee of MEC or one of its affiliates and shall not be an agent or employee of Owner. Each such employee shall not be required by this agreement to work more than his or her regular shift.

3.           Compensation

55 of 55

        For Services rendered from the Closing Date to the Termination Date, Owner shall pay MEC a fee of $_______________ per month which shall be pro-rated for any portion of a month, and shall reimburse MEC for all third party expenses and for MEC's actual costs of preparing any report or information not routinely generated by MEC or its Affiliates.

4.           Independent Contractor Status

Nothing contained in this Agreement shall make either party hereto the agent of the other party for any purpose. MEC and each employee of Seller or its affiliates performing services hereunder shall be engaged hereunder in a capacity as an independent contractor with full control over the manner and method of performance.

5.           Standard of Care

While performing the services hereunder, MEC and its employees shall perform their duties in a manner they reasonably believe to be in the best interests of Owner, BUT SHALL HAVE NO LIABILITY WHATSOEVER TO PURCHASER FOR ANY DAMAGES, LIABILITIES OR CLAIMS ARISING OUT OF OR RELATED TO THE PERFORMANCE OF SERVICES HEREUNDER, INCLUDING DAMAGES CAUSED BY NEGLIGENCE OR FAULT OF MEC OR ITS AFFILIATES OR THEIR EMPLOYEES OR UNDER CIRCUMSTANCES THAT WOULD CREATE STRICT LIABILITY OF MEC OR SELLER TO PURCHASER, EXCEPT SUCH AS ARE CAUSED BY THEIR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN THE PERFORMANCE OF THE SERVICES HEREUNDER.

6.           Indemnity

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, OWNER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, MEC, THEIR AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONTRACTORS AND SUBCONTRACTORS ("MEC INDEMNIFIED PARTIES") FROM AND AGAINST ANY AND ALL CLAIMS COSTS OR LIABILITIES OF ANY KIND OR NATURE WHATSOEVER ("CLAIMS"), ARISING OUT OF ANY ACTS OR OMISSIONS OF THE MEC INDEMNIFIED PARTIES IN THE PERFORMANCE OF THE SERVICES HEREUNDER. THE FOREGOING OBLIGATIONS OF INDEMNITY SHALL APPLY EVEN THOUGH SUCH CLAIMS MAY HAVE BEEN CONTRIBUTED TO OR CAUSED BY THE NEGLIGENCE OR FAULT, OR THE STRICT OR STATUTORY LIABILITY OF THE MEC INDEMNIFIED PARTIES UNDER ANY LAW (INCLUDING STATUTORY, REGULATORY AND CASE LAW), EXCEPT FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE MEC INDEMNIFIED PARTIES.

Nothing contained in this Agreement shall be deemed to relieve either the owners or management of Owner from the performance of their respective duties or limit the exercise of their powers and authority under the law.

7.           Term.

This Agreement, upon execution hereof, shall be effective as of _____________,
2009, and shall continue in effect until 11:59 p.m. central time _______________, 20__ (the
"Termination Date").

[Signature page follows]

55 of 55

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

“MEC”

MERIT ENERGY COMPANY, LLC

By:
Name:
Title:

“SELLER”

[Applicable Merit Partnerships]

OWNER

[__________________________]

By:
Name:
Title:

55 of 55

FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person.

To inform the transferee (buyer) that withholding of tax is not required upon disposition of U.S. real property of even date herewith (the “Property”) by Merit Management Partners I, L.P, Merit Energy Partners III, L.P., and Merit Energy Partners D-III, L.P., each a Delaware limited partnership (each a “Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and applicable regulations).

2.
No Transferor is a disregarded entity as defined in Treasury Regulation Section 1.1145-2(b)(2)(iii), other than each of Merit Management Partners I, L.P., Merit Management Partners II, L.P., and Merit Management Partners III, L.P., each of which is wholly owned, directly and indirectly, by Merit Energy Company, LLC, a Delaware limited liability company  (EIN 75-2280562) which is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and applicable regulations).

3.	Transferor’s federal identification number are:

Merit Management Partners I, L.P.	75-2280562
Merit Management Partners II, L.P.	75-2280562
Merit Management Partners III, L.P.	75-2280562
Merit Energy Partners III, L.P.	75-2339519
Merit Energy Partners D-III, L.P.	75-2923653
Merit Energy Partners E-III, L.P.	20-1535870
Merit Energy Partners F-III, L.P.	20-2443414

4.	Transferor’s mailing address is 13727 Noel Road, Ste. 500, Dallas, Texas 75240.

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

UNDER PENALTIES OF PERJURY the undersigned declares that he has examined this certification and to the best of its knowledge and belief it is true, correct and complete and he does further declare that he has authority to sign this document on behalf of Transferor.

MERIT MANAGEMENT PARTNERS I, L.P.
MERIT MANAGEMENT PARTNERS II, L.P
MERIT MANAGEMENT PARTNERS III, L.P
MERIT ENERGY PARTNERS III, L.P.

By:           Merit Management Partners GP, LLC

55 of 55

By:
    Christopher S. Hagge,
    Assistant Secretary

MERIT ENERGY PARTNERS D-III, L.P.

By:          Merit Management Partners I, L.P.,
general partner

By:           Merit Management Partners GP, LLC

By:
Christopher S. Hagge,
Assistant Secretary

MERIT ENERGY PARTNERS E-III, L.P.

By:           Merit Management Partners II, L.P.,
general partner

By:           Merit Management Partners GP, LLC

By:
Christopher S. Hagge,
Assistant Secretary

MERIT ENERGY PARTNERS F-III, L.P.

By:           Merit Management Partners III, L.P.,
general partner

By:           Merit Management Partners GP, LLC

By:
Christopher S. Hagge,
Assistant Secretary
55 of 55